Exhibit 2.1

ASSET PURCHASE AGREEMENT

BETWEEN

INTELLIGENT LIVING INC.,
as Buyer,

AND
 The Sandra Kasten LeGunn Trust as owner of
HEATH AND BEYOND LLC.,
as Seller

January 4, 2014

TABLE OF CONTENTS

1. Definitions	1

2. Basic Transaction	10
2.1 Purchase and Sale of Assets	10
2.2 Assumption of Liabilities	10
2.3 Purchase Price	10
2.5 The Closing	10
2.6 Deliveries at the Closing	10
2.7 Allocation	11
2.8 Transfer Taxes	11

3. Representations and Warranties of Seller	11
3.1 Organization, Qualification and Power	11
3.2 Capitalization	11
3.3 Authorization of Transaction	11
3.4 Noncontravention	12
3.5 Brokers’ Fees	12
3.6 Title to Assets	12
3.7 Subsidiaries	12
3.8 Financial Statements	12
3.9 Events Subsequent to Most Recent Fiscal Year End	12
3.10 Undisclosed Liabilities	14
3.11 Legal Compliance	14
3.12 Tax Matters	14
3.13 Real Property	15
3.14 Intellectual Property	15
3.15 Tangible Assets	16
3.16 Contracts	16
3.17 Cash, Notes and Accounts Receivable	17
3.18 Powers of Attorney	17
3.19 Insurance	17
3.20 Litigation	18
3.21 Employment Matters	18
3.22 Employee Benefits	18
3.23 Guaranties	19
3.24 Environmental, Health and Safety Matters	19
3.25 Certain Business Relationships with Seller	20
3.26 Inventories	20
3.27 Unlawful Payment	20
3.28 Shares	20

4. Representations and Warranties of Buyer	20
4.1 Organization of Buyer	20
4.2 Authorization of Transaction	20
4.3 Noncontravention	20
4.4 Brokers’ Fees	21
4.5 Issuance of Shares	21

5. Pre-Closing Covenants	21
5.1 General	21
5.2 Notices and Consents	21
5.3 Operation of Business	21
5.4 Preservation of Business	22
5.5 Full Access	22
5.6 Notice of Developments	22
5.7 Exclusivity	22
5.8 Employees	22

6. Post-Closing Covenants	23
6.1 General	23
6.2 Litigation Support	23
6.3 Transition	23
6.4 Confidentiality	23

7. Conditions to Obligation to Close	24
7.1 Conditions to Obligation of Buyer	24
7.2 Conditions to Obligation of Seller	25

8. Remedies for Breaches of this Agreement	26
8.1 Survival of Representations, Warranties and Covenants	26
8.2 Indemnification Provisions for Benefit of Buyer	26
8.3 Indemnification Provisions for Benefit of Seller	27
8.4 Matters Involving Third Parties	27
8.5 Limitation of Liability	28
8.6 Payment	29
8.7 No Duplications	29

9. Termination	29
9.1 Termination of Agreement	29
9.2 Effect of Termination	30

10. Miscellaneous	30
10.1 Press Releases and Public Announcements	30
10.2 No Third-Party Beneficiaries	30
10.3 Entire Agreement	30
10.4 Succession and Assignment	30
10.5 Counterparts and Facsimile Signatures	30
10.6 Headings	30
10.7 Notices	30
10.8 Governing Law	31
10.9 Amendments and Waivers	31
10.10 Severability	31
10.11 Expenses	31
10.12 Construction	31
10.13 Incorporation of Exhibits and Schedules	31
10.14 Specific Performance	31

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Subsidiaries
Exhibit B	Form of Revenue Assignment Agreement
Exhibit C	Allocation of Purchase Price
Exhibit D	Form of Employment Agreement

SCHEDULES

Seller’s Disclosure Schedule

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) between INTELLIGENT LIVING INC., Inc., a Nevada corporation (the “Buyer”), and Health and Beyond Inc., a Florida corporation  (the “Seller”), takes effect on  November 1, 2013.  Buyer and Seller are referred to individually as a “Party” and collectively as the “Parties.”

RECITAL

Seller desires to sell, transfer and otherwise convey, and Buyer desires to purchase and assume, substantially all of the assets and certain liabilities of Seller, on the terms and subject to the conditions of this Agreement.

AGREEMENT

In consideration of the above recitals and the promises set forth in this Agreement, the Parties agree as follows:

1.                                      Definitions.

“Acquired Assets” means all right, title and interest in, to and under all of the assets of Seller (other than the Excluded Assets), including without limitation all of Seller’s:

(a) Cash, Inventory and liquid investments;

(b) tangible personal property, including equipment, furniture, computers, automobiles, trucks, trailers, tools, jigs and dies, wherever located;

(c)                                  Seller’s company name, Intellectual Property, formulas, associated goodwill, licenses and sublicenses, remedies against infringements, URL addresses, and rights to protection of interests under any Law;

(d) agreements, contracts, indentures, mortgages, instruments, Security Interests, guaranties and other similar arrangements;

(e) accounts, notes and other receivables;

(f) ownership interests in the Subsidiaries;

(g) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment;

(h) Permits and all product registrations of Seller and any Affiliate that is not a Subsidiary;

(i)                                     books, records, phone numbers, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings and specifications, creative materials, advertising and promotional materials, studies, reports and other printed or written materials;

(j) all of Seller’s and the Subsidiaries product formulas and manufacturing know-how and technology related to such products and formulas; and

(k) all other properties and assets of every kind, character and description, tangible or intangible, owned or leased by Seller and used or held for use in connection with Seller’s business.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses and fees, including court costs and reasonable attorney fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of Law.

“Agreement” has the meaning set forth in the preface.

“Assumed Liabilities” has the meaning set forth in Section 2.2.

“Buyer” has the meaning set forth in the preface.

“Buyer Parties” means Buyer and its officers, directors, employees, managers, members, agents and Affiliates.

“Cash” means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with tax basis accounting principles applied on a basis consistent with the preparation of the Financial Statements.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the business and affairs of Seller that is not already generally available to the public. Nothing will be deemed to be confidential information that:  (a) is known to the Buyer at the time of its disclosure to the Buyer; (b) becomes publicly known or available other than through disclosure by the Seller; (c) is received by the Buyer from a third party not actually known by the Buyer to be bound by a confidentiality agreement with or obligation to the Seller or (d) is required to be disclosed by the Bankruptcy Court or other Governmental Authority.

“ILIV” means Intelligent Living Inc., a Nevada corporation and the parent company of Buyer.

“Employee Benefit Plan” means any:

(a) nonqualified deferred compensation or retirement plan or arrangement;

(b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan;

(c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan); or

(d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus or incentive plan or program.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal, or similar restriction, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment” means all real property and physical buildings and structures thereon, the premises occupied by Seller or and of the Subsidiaries, the work environment of Seller’s business, all indoor ambient air, wetlands, fens, surface waters, drinking water, groundwater, land surface, subsurface strata, sediment and other natural resources.

“Environmental Condition” means the presence of in, or Release into, the Environment of Hazardous Substances, including any migration of Hazardous Substances through the Environment from one location to another location.

“Environmental Laws” means all of the following Laws:

(a)                                 Laws relating to pollution or protection of the Environment, natural resources or human or worker health or safety, including Laws relating to Releases and threatened Releases of Hazardous Substances or otherwise relating to the manufacture, formulation, generation, processing, distribution, use, treatment, storage, Release, transport, remediation, response, cleanup or handling of Hazardous Substances;

(a) Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances;

(b) Laws relating to the management, use, damage to, or cleanup of natural resources; and

(c)                                  all Laws, all judicial and administrative orders and enforceable determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, including the Occupational, Safety and Health Act of 1970, as amended.

“Environmental Liabilities and Costs” means all liabilities, costs, obligations, damages, and other expenses (including without limitation all reasonable fees, disbursements and expenses of counsel and technical consultants, experts and contractors, and costs of investigations and feasibility studies, and other response, remedial or removal action costs), fines, penalties, sanctions (whether civil or criminal) and interest, and costs of corrective actions, supplemental environmental projects, permitting or pollution control equipment required pursuant to any Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with Seller for purposes of Code Section 414.

“Excluded Assets” means:

(a)                                 the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, and other documents relating to the organization, maintenance and existence of Seller as a corporation;

(b) any of the rights of Seller under the transaction Documents (or under any side agreement between Seller and Buyer entered into on or after the date of this Agreement);

(c) all personnel records and books that Seller is required by Law to retain in its possession

(d) interest in real property, including leaseholds, subleaseholds, improvements, fixtures, fittings, easements, rights-of-way and other appurtenants;

(e) copies of records and documents needed by Seller to complete tax returns or to comply with any Law; and

(f) Certain cash as identified on Schedule 1(f) of Seller’s Disclosure Schedule.

“Excluded Liabilities” means any Liabilities or obligations of Seller or its Affiliates (other than the Assumed Liabilities), including without limitation:

(a)                                 any Liability of Seller for the unpaid Taxes of Seller or any other Person that is not an Assumed Liability, including any liability under Reg. Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise;

(b)                                 any obligation of Seller to indemnify any Person (including any of Seller Members or the members of Seller) by reason of the fact that such Person was a director, officer, employee or agent of Seller or was serving at the request of the entity as a partner, trustee, director, officer, employee or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such indemnification is pursuant to any Law, charter document, bylaw, agreement or otherwise);

(c) any Liability of Seller for costs and expenses incurred in connection with this Agreement and the contemplated transactions;

(d) any Liability or obligation of Seller under this Agreement (or under any side agreement between Seller and Buyer entered into on or after the date of this Agreement);

(e) all Environmental Liabilities and Costs (i) arising from the ownership or operation of the Acquired Assets on or before the Closing Date, or (ii) of or relating to the acts or omissions of Seller;

(f) any Liability arising out of or relating to any services provided by Seller, not including Net Liabilities;

(g)                                  any Liability under the agreements, contracts, leases, licenses and other arrangements referred to in the definition of Acquired Assets that arises after the Closing Date but that arises out of any breach that occurred prior to the Closing Date;

(h) any Liability arising out of or relating to Seller’s credit facilities or any other indebtedness for borrowed money, or any security interest related thereto;

(i)                                     any Liability (i) under any Employee Benefit Plans or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, employee option or profit-sharing plans or any other employee plans or benefits of any kind for Seller’s employees or former employees, or (ii) under any employment, severance, retention or termination agreement with any employee of Seller or any of its Affiliates;

(j) any Liability to any member of Seller, including without limitation any Liability of Seller to distribute the Purchase Price;

(k)                                 any Liability arising out of any litigation or other proceedings (i) pending as of the Closing Date, or (ii) commenced after the Closing Date and arising out of any occurrence or event happening prior to the Closing Date;

(l) any Liability arising out of or resulting from Seller’s compliance or non-compliance with any Law;

(m) any Liability based upon Seller’s acts or omissions, whether occurring prior to or after the Closing Date;

(o) any Liability arising out of any of the Litigation; and

(p) any other obligation or Liability of Seller, its Affiliates or any other Person that is not an Assumed Liability.

“Fiduciary” has the meaning set forth in ERISA Section 3(21).

“Financial Statements” has the meaning set forth in Section 3.8.

“Governmental Authority” means (a) any federal, state, local or foreign governmental, administrative or regulatory authority, court, agency or body, or any division or subdivision, or (b) any arbitration board, tribunal or mediator.

“Hazardous Substances” means:

(a)                                 any petrochemical or petroleum product, oil or ash, radioactive materials, radon gas, mold, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contains dielectric fluid which may contain polychlorinated biphenyls;

(b)                                 any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” hazardous constituents,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “irritants,” “pollutants,” or words of similar meaning under any Law; and

(c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Law.

“Income Tax” means any federal, state, local or foreign income tax (or other tax, such as a franchise tax, the computation of which is based upon net income), including any interest, penalty or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Indemnified Party” has the meaning set forth in Section 8.4.

“Indemnifying Party” has the meaning set forth in Section 8.4.

“Intellectual Property” means:

(a)                                 all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations;

(b)                                 all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations and including all associated goodwill, and all applications, registrations and renewals;

(c) all copyrightable works, all copyrights and all applications, registrations and renewals;

(d) all mask works and all applications, registrations and renewals in connection therewith;

(e)                                  all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals);

(f) all computer software (including data and related documentation);

(g) all other proprietary rights; and

(h) all copies and tangible embodiments (in whatever form or medium).

“Inventory” means all inventory of raw materials, work in process and finished goods, spare parts and all inventory of packaging and shipping supplies, of Seller and the Subsidiaries.

“Knowledge” means the actual knowledge after reasonable investigation of the officers of the Seller.

“Law” means any federal, state, local or foreign constitution, law, code, plan, statute, rule, regulation, ordinance, order, writ, injunction, ruling, judgment, decree, charge, restriction or Permit of any Governmental Authority, each as amended and in effect, now or in the future.

“Law Suit” means any legal liability before this Asset Purchase Agreement

“Liability” means any liability (whether known or unknown, whether asserted or asserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Litigation” means any of the legal proceedings described on Schedule 3.20.

“Material Adverse Effect” means any change or effect that is reasonably likely to be materially adverse to the business, operation, properties, financial condition, assets, Liabilities (including without limitation contingent Liabilities) or prospects of an entity and its Subsidiaries taken as a whole provided, however, that the foregoing shall not include events, circumstances, conditions or effects relating to or arising from (i) the economy of the United States generally, (ii) the transactions contemplated hereby and the public announcement thereof, (iii) an outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or the occurrence of any other similar calamity or crisis, including the occurrence of a terrorist attack, (iv) any events or circumstances, including governmental or regulatory changes and changes in Law or regulations, generally affecting the industry in which the Seller and the Subsidiaries currently operate or (v) any fact, matter or conditions expressly disclosed on the disclosure schedules attached hereto which are to be attached on November 10, 2013.

“Most Recent Fiscal Month End” has the meaning set forth in Section 3.8.

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Parties” has the meaning set forth in the preface.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits” means any permits, authorizations, approvals, decisions, zoning orders, franchises, registrations, licenses, filings, certificates, variances or similar rights granted by or obtained from any Governmental Authority.

“Permitted Liens” means (a) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable, (b) Encumbrances of carriers, warehousemen, mechanics, and materialmen and other like Encumbrances arising in the Ordinary Course of Business with respect to obligations that are not delinquent and (c) statutory Encumbrances in favor of lessors arising in connection with any property leased to Seller with respect to obligations that are not delinquent.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Premises” means all properties and facilities, owned, leased or otherwise used by Seller and each Subsidiary in the conduct of its business.

“Revenue Assignment Note” has the meaning set forth in Section 2.3.

“Purchase Price” has the meaning set forth in Section 2.3.

“Reportable Event” has the meaning set forth in ERISA Section 4043.

“Representative” means any Person selling Products of the Company or any Subsidiary pursuant to the terms of an oral or written contract.

“Representative Contracts” means any written or oral contracts between Seller and any Person related to the sale of Products by Representatives.

“Release” means any spill, leak, discharge, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allowing to escape or escape on, into or through the Environment.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute and the rules and regulations of the United States Securities and Exchange Commission thereunder, all as the same are in effect at the time and from time to time.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge or other security interest.

“Seller” has the meaning set forth in the preface.

“Seller’s Disclosure Schedule” has the meaning set forth in Section 3.

“Seller Members” has the meaning set forth in Section 3.2.

“Shares” has the meaning set forth in Section 2.3.

“Subsidiary” means any corporation, partnership, limited liability company or other entity in which any Person has direct or indirect equity or ownership interest is listed on Exhibit A.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule, attachment or amendment.

“Third Party Claim” has the meaning set forth in Section 8.4.

“Transaction Documents” means this Agreement and all documents and agreements to be entered into by one or more of the Parties in connection with the transactions contemplated by this Agreement.

2.                                      Basic Transaction.

2.1                               Purchase and Sale of Assets.  On the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey and deliver to Buyer, the Acquired Assets, free and clear of all Security Interests other than Permitted Liens, at the Closing in exchange for the Purchase Price.

2.2                               Assumption of Liabilities.  On the terms and subject to the conditions of this Agreement, Buyer is not assuming and past or previous liability and the Seller disclaims Buyers assumption or presumed assumption of previous liability through the consummation of this agreement.

2.3                               Purchase Price.  Buyer agrees to pay to Seller $200,000.00 (the “Purchase Price”) payable as follows:

(a)                                 at Closing,  delivery of 35,000,000 shares of Buyer’s unregistered and restricted $0.001 par value common stock (the “Shares”);

(b)                                 at Closing, $100,000.00 by delivery of Buyer’s promissory note in the form of Exhibit B (the “Revenue Assignment Agreement”) which shall be payable as directed by Seller, and shall be secured by the revenue of the acquired assets of the Buyer and guaranteed by ILIV.

(c)           an executed Royalty Agreement providing the Seller with an ongoing royalty of not less than 10% on formulary products, 20% on special products and a flat $30 per test on any test kit processed under the Health and Beyond label as outline in the Royalty Agreement.

2.4                               The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Intelligent Living Inc. in Miami, Florida, at 2 p.m., on the second business day after the respective Parties have satisfied or waived all conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (other than actions the Parties will take at the Closing itself) or any other time and date as the Parties may determine (the “Closing Date”).

2.5                               Deliveries at the Closing.  At the Closing:  (a) Seller will execute, acknowledge (if appropriate) and deliver to Buyer any certificates, instruments and documents, including those referred to in Section 7.1 below, as Buyer and its counsel may reasonably request; (b) Buyer will execute, acknowledge (if appropriate) and deliver to Seller any certificates, instruments and documents, including those referred to in Section 7.2 below, as Seller and its counsel may reasonably request; and (c) Buyer will deliver to Seller the Shares and Revenue Assignment Note; and (d) Seller will deliver to an escrow agent of their choice an envelope containing all formulary and supplier information with instructions that the contents of the envelope to be returned to the Company in the event of the death or incapacitation of the Seller or in case 3 years of this Agreement have lapsed.

2.6                               Allocation.  The Parties will allocate the Purchase Price and all other capitalizable costs among the Acquired Assets for all purposes, including financial accounting and tax purposes, in accordance with the allocation schedule to be provided by Buyer prior to Closing and attached as Exhibit C.

2.7                               Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transaction contemplated by this Agreement will be paid by Buyer when due and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

3.                                      Representations and Warranties of Seller.  Seller represents and warrants to Buyer that the statements contained in this Section 3 are correct and complete in all material respects as of the date of this Agreement and will be correct and complete in all material respects as of the Closing Date, except as set forth in the attached disclosure schedule (the “Seller’s Disclosure Schedule”). Seller’s Disclosure Schedule may be provided through November 10, 2013, and it is understood the representations and warranties in this Section 3 will be subject to the Seller’s Disclosure Schedule provided on November 10, 2013. Seller’s Disclosure Schedule will be provided to Buyer no later than November 10, 2013 and will be arranged in paragraphs corresponding to the sections contained in this Section 3.

3.1                               Organization, Qualification and Power.  Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation.  Seller is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where qualification is required and where failure to be so qualified would have a Material Adverse Effect.  Seller has full power and authority and all Permits necessary to carry on the business in which it is currently engaged and to own and use the properties owned and used by it.  Section 3.1 of the Seller’s Disclosure Schedule sets forth all Permits held by the Company and each Subsidiary covering the sale of products sold by each of them including the name of the authority issuing the Permit and the products covered by the Permit.

3.2                               Capitalization.  The persons listed in Section 3.2 of Seller’s Disclosure Schedule (the “Seller Members”) own all of the outstanding capital or other membership profits, interests of Seller.  All of the interests in Seller owned by the Seller Members are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  There are no bonds, debentures, notes or other indebtedness or securities of Seller having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which members of Seller may vote.  There are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Seller is a party or by which Seller is bound obligating Seller to issue, deliver or sell, or cause to be issued, delivered or sold, additional membership interests or other voting securities of Seller or obligating Seller to issue, grant, extend or enter into any such security, option, warrant, call right, commitment, agreement, arrangement or undertaking.

3.3                               Authorization of Transaction.  Subject to settlement of the Law Suit, Seller has full power and authority (including full limited liability power and authority) to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party.  The managers of Seller have duly authorized the execution, delivery and performance of this Agreement and the Transaction Documents to which Seller is a party.  This Agreement and the other Transaction Documents to which any of Seller or Seller Members is a party constitute valid and legally binding obligations of Seller and Seller Members, as applicable, enforceable in accordance with their respective terms and conditions except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

3.4                               Noncontravention.  Neither the execution and the delivery of this Agreement or the Transaction Documents to which Seller is a party, nor the consummation of the contemplated transactions:  (a) will violate any Law to which Seller is subject; (b) will violate any provision of the articles, charter, LLC agreement, bylaws or other organizational documents of Seller or any Member which is an entity; (c) will, subject to settlement of the Law Suit, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under any material agreement, contract, lease, license, instrument or other arrangement to which Seller is a party or by which it is bound or to which any of its Assets are subject (or result in the imposition of any Security Interest upon any of its assets); (d) will require Seller to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement and the Transaction Documents; or (e) will result in the cancellation, forfeiture, revocation, suspension or adverse modification of any material Permit owned or held by Seller.

3.5                               Brokers’ Fees.  Seller has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.6                               Title to Assets.  The properties and assets of Seller and the Subsidiaries shown on the balance sheet contained in the Financial Statements or acquired after the date of the Financial Statements are free and clear of all Security Interests, except for (i) Permitted Liens, (ii) properties and assets disposed of in the Ordinary Course of Business since the date of the Financial Statements and (iii) Encumbrances that will be released at or prior to Closing.  Seller has good and marketable title to or a valid leasehold interest in such properties and assets, including the Acquired Assets, free and clear of any Security Interest (other than Permitted Liens and Encumbrances that will be released at or prior to Closing) or restriction on transfer.

3.7                               Subsidiaries.  Each Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of it formation except as which may be identified on Schedule 3.7 of Seller’s Disclosure Schedule.  Each Subsidiary is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where qualification is required and where failure to be so qualified would have a Material Adverse Effect.  Each Subsidiary has full power and authority and all Permits necessary to carry on the business in which it is currently engaged and to own and use the properties owned and used by it.

3.8                               Financial Statements.  Attached to Seller’s Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”):  unaudited balance sheet and statements of income for the month of July, 31, 2013, (the “Most Recent Fiscal Month End”) for Seller.  The Financial Statements have been prepared in accordance with accrual basis accounting principles applied on a consistent basis throughout the periods covered, present fairly the financial condition of Seller for those periods in all material respects and are consistent with the books and records of Seller (which books and records are correct and complete in all material respects).

3.9                               Events Subsequent to Most Recent Month End.  Since July 31, 2013, except as set forth in Section 3.9 of the Seller’s Disclosure Schedule, there have been no changes in the assets, business, financial condition, operations, results of operations, or future prospects of Seller that individually or in the aggregate would have a Material Adverse Effect on Seller.  Without limiting the foregoing, since that date:

(a)                                 Neither Seller nor any Subsidiary has sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for fair consideration in the Ordinary Course of Business;

(b)                                 Except for contracts entered into in the Ordinary Course of Business neither Seller nor any Subsidiary has entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $15,000.00 ;

(c)                                  Except in the Ordinary Course of Business no party (including Seller and the Subsidiaries) has accelerated, terminated, modified or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $15,000.00 to which Seller is a party or by which it is bound;

(d)                                 Except for Permitted Liens and liens that will released at Closing neither Seller nor any Subsidiary has imposed, or had imposed against it, any Security Interest upon any of its assets, tangible or intangible;

(e)                                  Neither Seller nor any Subsidiary has made any capital expenditure (or series of related capital expenditures) either involving more than $15,000.00  or outside the Ordinary Course of Business;

(f)                                   Neither Seller nor any Subsidiary has made any capital investment in, any loan to or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) either involving more than $15,000.00 or outside the Ordinary Course of Business;

(g)                                  Neither Seller nor any Subsidiary has issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $15,000.00 singly or $15,000.00 in the aggregate;

(h)                                 Except for payments to Affiliates, neither Seller nor any Subsidiary has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(i)                                     Neither Seller nor any Subsidiary has cancelled, compromised, waived or released any right or claim (or series of related rights and claims)  save and except claims made in the Law Suit either involving more than15,000.00 or outside the Ordinary Course of Business;

(j)                                    Neither Seller nor any Subsidiary has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(k)                                 there has been no change made or authorized in the limited liability company agreement or other organizational documents of Seller or any Subsidiary;

(l)                                     neither Seller nor any Subsidiary has issued, sold or otherwise disposed of any of its capital or profits or other membership interests, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital, profits, or other membership interests;

(m)                             other than distributions for the payment of Taxes, neither Seller nor any Subsidiary has declared, set aside or paid any dividend or made any distribution with respect to its membership interests (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of capital, profits or other membership interests;

(n)                                 Neither Seller nor any Subsidiary has experienced any damage, destruction or loss (whether or not covered by insurance) to its personal property with an aggregate value of more than $15,000.00;

(o)                                 Neither Seller nor any Subsidiary has made any loan to, or entered into any other transaction with, any of its directors, officers and employees;

(p)                                 Neither Seller nor any Subsidiary has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(q)                                 Neither Seller nor any Subsidiary has granted any increase in the base compensation of any director, officer or employee outside the Ordinary Course of Business;

(r)                                    Neither Seller nor any Subsidiary has adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any directors, officers and employees (or taken any such action with respect to any other Employee Benefit Plan);

(s)                                   Neither Seller nor any Subsidiary has made any other change in employment terms for any directors, officers and employees outside the Ordinary Course of Business;

(t)                                    Except in the Ordinary Course of Business and in connection with settling the Law Suit, neither Seller nor any Subsidiary has paid any amount to any third party for any Liability or obligation (including any costs and expenses Seller has incurred or may incur in connection with this Agreement and the contemplated transactions) that would not constitute an Assumed Liability if in existence as of the Closing;

(u)                                 there has not been any other occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business involving Seller or any Subsidiary that would constitute a Material Adverse Effect; and

(v)                                 Seller has not committed to any of the items described in this Section 3.9.

3.10                        Undisclosed Liabilities.  Except as set forth on Schedule 3.10, neither Seller nor any Subsidiary has any material Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any material Liability), except for (a) Liabilities set forth on the balance sheet contained in the Financial Statements (rather than in its notes), and (b) Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law).

3.11                        Legal Compliance.  Except as set forth on Schedule 3.11, Seller, its predecessors, Affiliates and Subsidiaries have each complied and are in material compliance with all Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against any of them that is still pending alleging any failure to comply with any Law.

3.12                        Tax Matters.  Except as described in Section 3.12 of Seller’s Disclosure Schedule:

(a)                                 Seller, its predecessors, Affiliates and Subsidiaries have each timely filed all required Tax Returns.  All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all Laws and regulations.  All Taxes owed by Seller, its predecessors, Affiliates and Subsidiaries shown on any Tax Return have been paid.  None of Seller its predecessors, Affiliates and Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made that Seller its predecessors, Affiliates and Subsidiaries is or may be subject to taxation by a jurisdiction where it does not file Tax Returns.  No assets of Seller have a Security Interest that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)                                 Seller, its predecessors, Affiliates and Subsidiaries have each withheld and paid all Taxes required to have been withheld and paid in connection with amounts owing to any employee, independent contractor, creditor, member or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)                                  Seller, its predecessors, Affiliates and Subsidiaries each do not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed.  Seller, its predecessors, Affiliates and Subsidiaries each has no dispute or claim concerning its Tax Liability either (i) claimed or raised by any authority in writing, or (ii) as to which Seller has Knowledge.  Section 3.12 of Seller’s Disclosure Schedule lists all Income Tax Returns filed by Seller, its predecessors, Affiliates and Subsidiaries for taxable periods ended after December 31, 2010, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  Seller has delivered to Buyer correct and complete copies of all Income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Seller, its predecessors, Affiliates and Subsidiaries since December 31, 2010.

(d)                                 Neither Seller not its predecessors, Affiliates and Subsidiaries have waived any statute of limitations or agreed to any extension of time with respect to a Tax assessment or deficiency which extension is still in effect.

(e)                                  The unpaid Taxes of Seller, its predecessors, Affiliates and Subsidiaries (i) did not, as of the date of the balance sheet contained in the Financial Statements, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the balance sheet contained in the Financial Statements, and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller in filing its Tax Returns.

(f)                                   The Assumed Liabilities do not include an obligation to make a payment that will not be deductible under Code Section 280G.  Seller, its predecessors, Affiliates and Subsidiaries have each disclosed on its federal Income Tax Returns all positions taken that could give rise to a substantial understatement of federal Income Tax within the meaning of Code Section 6662.  Seller: (i) is not a party to any Tax allocation or sharing agreement; (ii) is not and has not been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than a group the common parent of which was Seller); and (iii) has no Liability for the Taxes of any Person (other than Seller) under Reg. Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract or otherwise.

(g)                                  None of the Acquired Assets are “tax exempt use property” within the meaning of Section 168(h) of the Code.  None of the Acquired Assets has been financed with, or directly or indirectly secures, any debt the interest on which is tax-exempt under Section 103(a) of the Code.

3.13                        Real Property.  Neither Seller nor its Subsidiaries own any real property.

3.14                        Intellectual Property.

(a)                                 Seller and the Subsidiaries own or have the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property necessary for the operation of the business of Seller and the Subsidiaries have each as presently conducted and as presently proposed to be conducted.  Each item of Intellectual Property owned or used by Seller and the Subsidiaries immediately before the Closing will be owned or available for use by Buyer on identical terms and conditions immediately after the Closing.  Seller and its Subsidiaries have taken all action reasonably necessary to maintain and protect each item of Intellectual Property that it owns or uses.

(b)                                 Neither Seller nor its predecessors, Affiliates and Subsidiaries have interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, save and except Seller represents that it has had a few minor claims made by Getty Images regarding the use of photographs on websites.  These claims have been settled and/or compromised.  Neither Seller nor its predecessors, Affiliates and Subsidiaries have ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Seller or any of its predecessors, Affiliates and Subsidiaries must license or refrain from using any Intellectual Property rights of any third party).  To the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Seller, its predecessors, Affiliates and Subsidiaries.

(c)                                  Neither Seller nor the Subsidiaries own any patents.  Section 3.14(c) of Seller’s Disclosure Schedule identifies the following:  (i) each trade name or unregistered trademark used by Seller and Subsidiaries in connection with their business and (ii) each license, agreement or other permission that Seller or any Subsidiary has granted to any third party with respect to Intellectual Property (together with any exceptions).

(d)                                 With respect to each item of Intellectual Property required to be identified in Section 3.14(c) of Seller’s Disclosure Schedule:  (i) Seller or its Subsidiaries possesses all right, title and interest in and to the item, free and clear of any Security Interest, license or other restriction; (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge; (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or is threatened that challenges the legality, validity, enforceability, use or ownership of the item; and (iv) neither Seller nor its predecessors, Affiliates or Subsidiaries have ever agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

(e)                                  Section 3.14(e) of Seller’s Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Seller its predecessors, Affiliates and Subsidiaries have used pursuant to license, sublicense, agreement or permission.  Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date).

(f)                                   With respect to each item of Intellectual Property required to be identified in Section 3.14(e) of Seller’s Disclosure Schedule:  (i) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect; (ii) the license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the contemplated transactions; (iii)  to their knowledge no party to the license, sublicense, agreement or permission is in breach or default, and no event has occurred that, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration; (iv) no party to the license, sublicense, agreement or permission has repudiated any provision thereof; (v) for each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct for the underlying license; (vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge; (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of Seller, is threatened that challenges the legality, validity or enforceability of the underlying item of Intellectual Property; and (viii) neither Seller nor its predecessors, Affiliates and Subsidiaries have granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

(g)                                  Neither Seller nor its predecessors, Affiliates and Subsidiaries will interfere with, infringe upon, misappropriate or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its business as presently conducted and as presently proposed to be conducted.

3.15                        Tangible Assets.  Seller or a Subsidiary owns or leases all buildings, machinery, equipment and other tangible assets necessary for the conduct of their business as presently conducted.  Each such tangible asset is free from defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

3.16                        Contracts.  Section 3.16 of Seller’s Disclosure Schedule lists the following contracts and other agreements, whether written or oral, to which Seller or any Subsidiary is a party:

(a)                                 any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000.00 per year;

(b)                                 any agreement concerning a partnership or joint venture;

(c)                                  any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000.00 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(d)                                 any agreement concerning confidentiality or noncompetition that restricts Seller’s business;

(e)                                  any agreement involving any Member and their Affiliates (other than Seller);

(f)                                   any profit sharing, option, limited liability company interests purchase, limited liability company interest appreciation, deferred compensation, severance or other plan or arrangement for the benefit of its current or former directors, officers and employees;

(g)                                  any collective bargaining agreement;

(h)                                 any agreement for the employment of any individual on a full-time, part-time, consulting or other basis;

(i)                                     any agreement under which it has advanced or loaned any amount to any of its directors, officers and employees outside the Ordinary Course of Business;

(j)                                    any agreement granting any power of attorney with respect to the affairs of Seller;

(k)                                 any indemnity agreement, suretyship contract, performance bond, Assets maintenance or other form of guaranty agreement;

(l)                                     any agreement to indemnify, hold harmless or defend any third party;

(m)                             any agreement under which the consequences of a default or termination could have a Material Adverse Effect on Seller or any Subsidiary;

(n)                                 any sales or customer contract involving a customer was responsible for more than $50,000.00 in revenue for the year ended December 31, 2012; or

(o)                                 any other agreement (or group of related agreements) the performance of which involves consideration in excess of $15,000.00 other than contracts that have no volume limitations and contracts that are cancellable on 30 days’ notice without liability to Seller.

Seller has delivered to Buyer, or provided access to Buyer for review, a correct and complete copy of each written agreement listed in Section 3.16 of Seller’s Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3.16 of Seller’s Disclosure Schedule.  With respect to each such agreement:  (i) the agreement is legal, valid, binding, enforceable and in full force and effect except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity; (ii) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) no party is in breach or default, and no event has occurred that, with notice or lapse of time, would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) no party has repudiated any provision of the agreement.

3.17                        Cash, Notes and Accounts Receivable.  All notes and accounts receivable of Seller and the Subsidiaries are reflected properly on their books and records and are valid receivables. Any cash at the time of the purchase will be credited against first royalties.

3.18                        Powers of Attorney.  Except as set forth on Schedule 3.18 there are no outstanding powers of attorney executed on behalf of Seller.

3.19                        Insurance.

(a)                                 Section 3.19 of Seller’s Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) to which Seller or any Subsidiary is or has been a party, a named insured, or otherwise the beneficiary of coverage at any time since August 31, 2010:  (i) the name, address and telephone number of the agent; (ii) the name of the insurer, the name of the policyholder and the name of each covered insured; (iii) the policy number and the period of coverage; (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

(b)                                 With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the contemplated transactions; (iii) neither Seller nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute a breach or default, or permit termination, modification or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision of such policy.

(c)                                  Seller and each Subsidiary has been covered during the past 10 years by insurance in scope and amount customary and reasonable for the business in which it has engaged during that period.  Section 3.19 of Seller’s Disclosure Schedule describes any self-insurance arrangements affecting Seller or any Subsidiary.

3.20                        Litigation.  Section 3.20 of Seller’s Disclosure Schedule sets forth each instance in which Seller or any Subsidiary (a) is or has been subject to any injunction, judgment, order, decree, ruling or charge, or (b) is or has been a party or, to the Knowledge of Seller or any Subsidiary, is threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in or before any Governmental Authority or before any arbitrator.  Unless otherwise noted, none of the actions, suits, proceedings, hearings and investigations set forth in Section 3.20 of Seller’s Disclosure Schedule could result in any Material Adverse Effect on Seller or any Subsidiary.  Seller has no reason to believe that any such action, suit, proceeding, hearing or investigation may be brought or threatened against Seller or any Subsidiary.

3.21                        Employment Matters.  Seller and each Subsidiary has complied in all material respects with all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and plant closing.  No executive, key employee or group of employees has any plans to terminate employment with Seller or any Subsidiary except for those individuals listed on Section 3.21 of Seller’s Disclosure Schedule.  Neither Seller nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.  Neither Seller nor any Subsidiary has committed any unfair labor practice.  Neither Seller nor any Subsidiary has Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Seller or any Subsidiary.

3.22                        Employee Benefits.

(a)                                 Section 3.22 of Seller’s Disclosure Schedule lists each Employee Benefit Plan that Seller or any Subsidiary maintains or to which Seller or any Subsidiary contributes or has any obligation to contribute.

(b)                                 Each Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code and other applicable Laws.  All required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, PBGC-1’s and summary plan descriptions) have been timely filed and distributed appropriately with respect to each Employee Benefit Plan.

(c)                                  Seller will provide COBRA (and any applicable state Law that mandates continuation coverage) notices and coverage with respect to each Employee Benefit Plan that is an Employee Welfare Benefit Plan for each M & A Qualified Beneficiary, as defined in the COBRA regulations.

(d)                                 Neither Seller, and Subsidiary nor any ERISA Affiliate has sponsored or contributed to an Employee Pension Benefit Plan subject to the minimum funding standards under ERISA.

(e)                                  Neither Seller nor any ERISA Affiliate contributes to, has contributed to or has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal liability as defined in ERISA Section 4201) under any Multiemployer Plan.

(f)                                   Neither Seller nor any Subsidiary maintains or has ever maintained, or contributes or been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Code Section 4980B).

3.23                        Guaranties.  Neither Seller nor any Subsidiary is a guarantor or otherwise is responsible for any Liability or obligation (including indebtedness) of any other Person except for endorsements made in the Ordinary Course of Business.

3.24                        Environmental, Health and Safety Matters.

(a)                                 Seller, Subsidiaries, Acquired Assets and business of Seller have been in material compliance in all respects with all applicable Environmental Laws, including all Permits.  Except for Hazardous Substances necessary in the Ordinary Course of Business and which are and were stored and disposed of in compliance with applicable Environmental Laws, neither Seller nor its predecessors, Affiliates and Subsidiaries have  ever generated, transported, stored, treated or disposed of Hazardous Substances on, at, or about the Premises, and the Premises have not been used by anyone  to store or dispose of waste or Hazardous Substances during the period that Seller has owned or occupied the Premises, or, to the Knowledge of Seller, prior to said period.  No activity has been conducted by Seller at the Premises or adjoining properties that has given rise to, or would reasonably be expected to give rise to, any Adverse Consequences under any Environmental Laws, or any Environmental Liabilities and Costs.

(b)                                 Seller and the Subsidiaries hold all Permits required by all Environmental Laws applicable to ownership or operation of their businesses and Premises at all times, including during periods of full production capacity, and all such permits are identified on Section 3.24(a)3.24 of Seller’s Disclosure Schedule.  Seller and each Subsidiary has timely filed all applications, notices and other documents necessary to effect the timely renewal of all such Permits.

(c)                                  To the Knowledge of Seller, all Permits for the ownership or operation of Seller’s and the Subsidiaries’ businesses and Premises can be transferred or reissued to Buyer without material modification and, to the Knowledge of Seller, all such Permits will be renewable upon expiration without imposition of materially stricter requirements if such expiration occurs within one year after the date of this Agreement.

(d)                                 None of Seller, the Subsidiaries, the Premises, Seller’s business, the Subsidiaries’ business, or the Acquired Assets, are subject to any outstanding or unresolved citation, notice, request, order, inspection, report, or other directive of any Governmental Authority relating to any Environmental Law, including Permits or Releases of a Hazardous Substance.

(e)                                  There are no and have been no circumstances or conditions present at or arising out of the Acquired Assets, or assets formerly owned by Seller or the Subsidiaries, the Premises or premises formerly occupied by Seller or its Subsidiaries, or the current or former ownership or operation of Seller’s or is Subsidiaries’ businesses, including without limitation any on-site or off-site disposal or other Release of a Hazardous Substance, which would reasonably be expected to give rise to any Environmental Liabilities and Costs.

(f)                                   Neither Seller, the Subsidiaries nor Seller’s or its Subsidiaries’ businesses or, to Seller’s Knowledge, Premises has received any written or oral notice, report, or information regarding any actual or alleged (i) noncompliance with or violation of Environmental Laws; (ii) actual or alleged Adverse Consequences or Environmental Liabilities and Costs, including any Environmental Condition relating to the Business, the Acquired Assets, the Premises, or Seller or its Subsidiaries arising under Environmental Laws; or (iii) other alleged or actual responsibility for any Environmental Liabilities and Costs relating to any Release of a Hazardous Substance.

(g)                                  Seller and the Subsidiaries are in material compliance with all occupational, safety and health standards required by Environmental Laws in connection with the conduct of Seller’s and the Subsidiaries’ businesses and has not received notice of any violation or infraction of same or of any work-related chronic illness or injury among employees of Seller’s or the Subsidiaries’ businesses, except as accurately reported on its OSHA 200/300 Logs, copies of which have been delivered to Buyer.

(h)                                 To Seller’s Knowledge this transaction, including the leases of the Premises to Buyer, does not trigger any transaction-based disclosure, cleanup, investigation or other obligation that may result in any Environmental Liabilities and Costs or any Adverse Consequences, under any Environmental Laws or other Laws.

3.25                        Certain Business Relationships with Seller.  Except as set forth on Section 3.25 of Seller’s Disclosure Schedule, none of the Seller Members or their Affiliates has been involved in any business arrangement or relationship with Seller or the Subsidiaries within the past 12 months, and except as set forth on Schedule 3.25 none of the Seller Members or their Affiliates owns any asset, tangible or intangible, that is used in the business of Seller or the Subsidiaries.

3.26                        Inventories.  The finished goods included in Inventory consist of items that, subject to possible obsolescence, are or would be of a quality presently saleable in the ordinary course of business.  The raw materials and the work in process included in Inventory consist of items that are or would be useable in the ordinary course of business.  Neither Seller nor any Subsidiary is in possession of any Inventory not owned by them, including goods already sold. At Closing, Inventory held by Seller and the Subsidiaries will have a book value of at least  $       .00 .

3.27                        Unlawful Payment.  Except as set forth on Schedule 3.27, no  payments of either cash or other consideration have been made to any Person by or on behalf of Seller or any Subsidiary by any officer, director, member or other Person that were unlawful under any Law, including without limitation the Foreign Corrupt Practices Act.

3.28                        Shares.  Seller is fully aware that the offering and sale of the Shares has not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and is being made in reliance upon federal and state exemptions for transactions not involving a public offering.  Seller is acquiring the Shares for its own account, for investment and not with a view to the distribution thereof or any interest therein in violation of the Securities Act or applicable state securities laws.  Seller is an “accredited investor” (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act).

4.                                      Representations and Warranties of Buyer.  Buyer represents and warrants to Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, except as set forth in the disclosure schedule of Buyer accompanying this Agreement (the “Buyer’s Disclosure Schedule”).  Buyer’s Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Section 4.

4.1                               Organization of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada.  Buyer is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required and where failure to be so qualified would have a Material Adverse Effect.  Buyer has full corporate power and authority and all Permits necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

4.2                               Authorization of Transaction.  Buyer has full power and authority (including full corporate power and authority) to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party.  This Agreement and the Transaction Documents to which it is a party constitute valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms and conditions except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

4.3                               Noncontravention.  Neither the execution and the delivery of this Agreement or the Transaction Documents to which Buyer is a party, nor the consummation of the contemplated transactions: (a) will violate any Law to which Buyer is subject; (b) will violate any provision of the articles, bylaws or other organizational documents of Buyer; (c) will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under any material agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which it is bound or to which any of its Assets are subject; or (d) except for filings with the United States Securities and Exchange Commission require Buyer to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement and the Transaction Documents.

4.4                               Brokers’ Fees.  Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.5                               Issuance of Shares.  Upon issuance the Shares will be non-assessable, duly authorized, fully paid, validly issued., and free from any lien and security interest or rights of third parties.

5.                                      Pre-Closing Covenants.  The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

5.1                               General.  Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

5.2                               Notices and Consents.  Seller and the Subsidiaries will give any notices to third parties, and Seller that are necessary or that Buyer reasonably may request, in connection with the transactions contemplated by this Agreement.  Each of the Parties will give any notices to, make any filings with and use its reasonable best efforts to obtain any authorizations, consents and approvals of any Governmental Authority necessary in connection with the transactions contemplated by this Agreement.

5.3                               Operation of Business.  Neither Seller nor and Subsidiary will, without the prior written consent of Buyer, engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business with the exception of certain payments made to resolve the Law Suit.  Without limiting the foregoing, neither Seller nor any Subsidiary will, without the prior written consent of Buyer, do any of the following:

(a)                                 sell, lease (as lessor), transfer or otherwise dispose of any material assets of Seller or any Subsidiary, other than as used, consumed or replaced in the Ordinary Course of Business consistent with good business practices, or encumber, pledge, mortgage or suffer to be imposed on any of the material assets of Seller or any Subsidiary any Security Interests other than Permitted Liens;

(b)                                 amend, terminate or allow to lapse, fail to timely apply for renewal of, or otherwise modify in any respect any agreement identified in Section 3.16 of Seller’s Disclosure Schedule or any Permit other than in the Ordinary Course of Business or as may be required in connection with transferring the rights or obligations under such agreement or Permit to Buyer pursuant to this Agreement;

(c)                                  make any capital expenditures of more than $15,000.00 or enter into a capital commitment with respect thereto;

(d)                                 amend or otherwise change its articles, bylaws or equivalent organizational documents;

(e)                                  acquire (including without limitation by merger, consolidation or acquisition of capital, profits, or other interests, stock or assets) any corporation, partnership or other business organization or division or any material amount of assets; incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except borrowing in the Ordinary Course of Business pursuant to any existing credit agreements; or enter into or amend a contract, agreement, commitment or arrangement with respect to any matter set forth in this paragraph (e);

(f)                                   hire any employees other than in the Ordinary Course of Business, increase the compensation payable or to become payable to, or grant any severance or termination pay to, its officers, directors or consultants, if any, or enter into any employment, consulting or severance agreement with, any director, officer or other employee or consultant of Seller or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, option, restricted interests, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement (including any Employee Benefit Plan) for the benefit of any director, officer, employee or consultant;

(g)                                  declare, set aside or pay any dividend or make any distribution with respect to its capital, profits or other interests (other than distributions for the payment of Taxes), or redeem, purchase or otherwise acquire any of its membership interests;

(h)                                 except in the Ordinary Course of Business pay any amount to any third party with respect to any Liability or obligation (including any costs and expenses Seller or any Subsidiary has incurred or may incur in connection with this Agreement and the contemplated transactions) that would not constitute an Assumed Liability if in existence as of the Closing;

(i)                                     otherwise engage in any practice, take any action or enter into any transaction of the sort described in Section 3.9.

5.4                               Preservation of Business.  Seller and each Subsidiary will use reasonable efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, customers and employees.

5.5                               Full Access.  Seller and each Subsidiary will permit representatives of Buyer to have full access, at all reasonable times and upon reasonable notice, and in a manner so as not to interfere with the normal business operations of Seller and each Subsidiary, to all Premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to Seller and each Subsidiary.

5.6                               Notice of Developments.  Each Party will give prompt written notice to the other Party of any development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above.  No disclosure by Seller after October 2, 2013 pursuant to this Section 5.6, however, shall be deemed to amend or supplement Seller’s Disclosure Schedule, or to prevent or cure any misrepresentation, breach of warranty or breach of covenant unless Buyer in its sole and absolute discretion waives any such misrepresentation, breach of warranty or breach of covenant in writing. No disclosure by Buyer pursuant to this Section 5.6, however, shall be deemed to amend or supplement Buyer’s Disclosure Schedule, or to prevent or cure any misrepresentation, breach of warranty or breach of covenant unless Seller in its sole and absolute discretion waives any such misrepresentation, breach of warranty or breach of covenant in writing. Buyer will provide Seller with written notice whether the Seller’s Disclosure Schedule is acceptable by October 10, 2013.

5.7                               Exclusivity.  Neither Seller nor any Subsidiary will (a) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Seller or any Subsidiary (including any acquisition structured as a merger, consolidation or share exchange) with the exception of Glen Jensen and his company(s) Itsumo Family Investment Company, LLC, a Utah limited liability company, or (b) participate in any discussions or negotiations regarding, furnish any information, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the activities under Section 5.7(a).  Seller will notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact in this regard.

5.8                               Employees.

(a)                                 Seller and each Subsidiary will terminate the employment of all of its employees effective as of the Closing.

(b)                                 Seller and each Subsidiary will be responsible for complying with the requirements of COBRA and any applicable state Law requiring continuation coverage with respect to any individual who has a “qualifying event” (within the meaning of Code Section 4980B(f)(3)) that occurs in connection with or results from the transactions contemplated by this Agreement and the individual’s loss of coverage under any Employee Benefit Plan subject to COBRA.  Seller and each Subsidiary will be responsible for any severance or similar obligations to employees who do not accept employment with Buyer.

(c)                                  Nothing in this Agreement creates or may be construed to create any rights, including any rights as a third-party beneficiary, in favor of any Person, including the employees of Seller, other than the Parties, or constitute an employment agreement or condition of employment for any employee of Seller.

6.                                      Post-Closing Covenants.  The Parties agree as follows with respect to the period following the Closing.

6.1                               General.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Transaction Documents and the contemplated transactions, each of the Parties will take such further action (including the execution and delivery of further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8).  Seller acknowledges and agrees that from and after the Closing Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to Seller and each Subsidiary other than the Excluded Assets and copies of books, records and documents required for the preparation of tax returns and that Seller is required by Law to retain copies of. Buyer will retain copies of books and records received from Seller for seven years following Closing.

6.2                               Litigation Support.  In the event and for so long as any Party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (a) any transaction contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving Seller or any Subsidiary, each of the other Parties will cooperate with the contesting or defending Party and his, her or its counsel in the contest or defense, make available his, her or its personnel, and provide such testimony and access to his, her or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8).

6.3                               Transition.  Neither Seller nor any Subsidiary will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of Seller or any Subsidiary from maintaining the same business relationships with Buyer and its Subsidiaries after the Closing as it maintained with Seller or the Subsidiaries prior to the Closing.  Seller and the Subsidiaries will refer all customer inquiries relating to the business of Seller and any Subsidiary to Buyer from and after the Closing.

6.4                               Confidentiality.  Except as otherwise provided herein, Seller and each Subsidiary will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in his or its possession.  In the event that Seller or any Subsidiary is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.4.  If, in the absence of a protective order or the receipt of a waiver, Seller or any Subsidiary is, on the advice of counsel, compelled to disclose any Confidential Information to the tribunal or else stand liable for contempt, Seller or the Subsidiary may disclose the Confidential Information to the tribunal.  The disclosing party must use his, her or its reasonable best efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

7.                                      Conditions to Obligation to Close.

7.1                               Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)                                 the representations and warranties set forth in Section 3 will be true and correct in all material respects at and as of the Closing Date;

(b)                                 Seller and each Subsidiary will have performed and complied with all of its covenants contained in this Agreement in all material respects through the Closing;

(c)                                  Seller and each Subsidiary will have procured all of the necessary third party consents, authorizations and approvals listed in Section 7.1(c) of Seller’s Disclosure Schedule and all necessary authorizations, consents and approvals of any Governmental Authority;

(d)                                 no action, suit or proceeding shall be pending or threatened before any Governmental Authority in which an unfavorable injunction, judgment, order, decree, ruling or charge would:  (i) prevent consummation of any of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or (iii) affect adversely the right of Buyer to own the Acquired Assets or to operate the former business of Seller;

(e)                                  Seller will have executed and delivered to Buyer a certificate to the effect that each of the conditions specified in this Section 7.1(a) to 7.1(d) is satisfied in all respects;

(f)                                   there will not have occurred any Material Adverse Effect with respect to Seller;

(g)                                  The Buyer will have received evidence of release on all Security Interests on the Acquired Assets;

(h)                                 Seller will have delivered a certificate of incumbency, dated as of the Closing Date, as to the officers and other personnel of Seller executing this Agreement and any certificate, instrument or document to be delivered by Seller at the Closing;

(i)                                     Seller will have delivered a certified copy of resolutions authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

(j)                                    Seller each will have executed and delivered to Buyer a non-foreign affidavit as described in Section 1445(b)(2) of the Code and its regulations;

(k)                                 Seller will have executed and delivered all documents or instruments reasonably necessary to transfer title of any Intellectual Property to Buyer;

(l)                                     Seller will have delivered duly approved and executed articles of amendment to amend the articles of organization of Seller and any other documents necessary to change Seller’s name as of the Closing;

(m)                             Seller will have delivered such other documents and instruments as are reasonably necessary or appropriate to effect the consummation of the contemplated transactions or that may be required under any Laws or any agreements to which Seller or any Subsidiary is a party;

(n)                                 all actions to be taken by Seller and any Subsidiary in connection with consummation of the contemplated transactions and all certificates, opinions, instruments and other documents required to effect these transactions will be reasonably satisfactory in form and substance to Buyer

(o)                                 Dr. Larry Legunn will have entered into an Employment Agreement in form and substance as set forth in attached Exhibit D, (the “Employment Agreement”);

(p)                                 Seller will have entered into the Stock Restriction Agreement in form and substance mutually agreeable to Seller and Buyer, (the “Restriction Agreement”)

(q)                                 Seller shall have delivered the Seller’s Disclosure Schedule to Buyer on or before October 2, 2013 and such schedules must be acceptable to Buyer in Buyer’s sole discretion;

(r)                                    Seller shall deliver Bills of Sale with a warranty of title covering product registrations of Affiliates of Seller that are not Subsidiaries; and

(s)                                    Seller will have delivered evidence satisfactory to Buyer of transfer of ownership of the Subsidiaries to Buyer.

Buyer may waive any condition specified in this Section 7.1 by providing a written waiver at or prior to the Closing.

7.2                               Conditions to Obligation of Seller.  The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)                                 the representations and warranties set forth in Section 4 above will be true and correct in all material respects at and as of the Closing Date;

(b)                                 Buyer will have performed and complied with all of its covenants contained in this Agreement in all material respects through the Closing;

(c)                                  Buyer will have procured all of the necessary third party consents, authorizations and approvals, and all necessary authorizations, consents and approvals of any Government Authority, all of which must be final and non-appealable;

(d)                                 no action, suit or proceeding will be pending or threatened before any Governmental Authority in which an unfavorable injunction, judgment, order, decree, ruling or charge would:  (i) prevent consummation of any of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge will be in effect); or (iii) affect adversely the right of Buyer to own or otherwise assume the transfer of the Acquired Assets or to operate the business;

(e)                                  Buyer will have delivered to Seller a certificate to the effect that each of the conditions specified above in this Section 7.2(a) to 7.2(d) is satisfied in all respects;

(f)                                   Dr. Larry Legunn will have entered into an Employment Agreement in form and substance as set forth in attached Exhibit D;

(g)                                  Buyer will have delivered a certificate of incumbency, dated as of the Closing Date, as to the officers and other personnel of Buyer executing this Agreement and any certificate, instrument or document to be delivered by Buyer at the Closing;

(h)                                 Buyer will have delivered a certified copy of corporate resolutions authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

(i)                                     Buyer will have delivered such other documents and instruments as are reasonably necessary or appropriate to effect the consummation of the contemplated transactions or that may be required under any Laws or any agreements to which Buyer is a party;

(j)                                    A guaranty, in form mutually acceptable to Seller and Buyer, of the Revenue Assignment Note from Intelligent Living Inc., a Nevada corporation;

(k)                                 A security agreement from Buyer covering the Purchased Assets in form mutually acceptable to Seller and Buyer;

(l)                                     Seller and Buyer will have entered into the Stock Restriction Agreement in form and substance mutually agreeable to the Parties; and

(m)                             all actions to be taken by Buyer in connection with consummation of the contemplated transactions and all certificates, opinions, instruments and other documents required to effect the contemplated transactions will be reasonably satisfactory in form and substance to Seller.

Seller may waive any condition specified in this Section 7.2 by providing a written waiver at or prior to the Closing.

8.                                      Remedies for Breaches of this Agreement.

8.1                               Survival of Representations, Warranties and Covenants.  The Parties agree that:

(a)                                 all of the representations and warranties of Buyer, Seller and the Subsidiaries contained in Sections 3 and 4 of this Agreement (other than those contained in Sections 3.1 to 3.4, 3.6, 3.12 and 3.24 of this Agreement)will survive the Closing and continue in full force and effect for a period of 18 months after the Closing;

(b)                                 the representations and warranties of Seller and the Subsidiaries contained in Sections 3.1 to 3.4 and 3.6 of this Agreement will survive the Closing and continue in full force and effect forever;

(c)                                  the representations and warranties of Seller and the Subsidiaries contained in Sections 3.12 and 3.24 of this Agreement will survive the Closing and continue in full force and effect for the applicable statute of limitations plus three months;

(d)                                 the representations and warranties of Seller and the Subsidiaries, contained in Section 3.24 of this Agreement will survive the Closing and continue in full force and effect for five years; and

(e)                                  the covenants set forth in this Agreement will survive for 12 months unless a shorter period of survival is specifically set forth in this Agreement.

8.2                               Indemnification Provisions for Benefit of Buyer.

(a)                                 In the event the Seller or any Subsidiary breaches (or in the event any third party alleges facts that, if true, would mean Seller or a Subsidiary has breached) any representations, warranties or covenants contained in this Agreement, and if there is an applicable survival period pursuant to Section 8.1 (provided that Buyer makes a written claim for indemnification against Seller within the survival period), then Seller agrees to indemnify Buyer Parties from and against the entirety of any Adverse Consequences any of Buyer Parties may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Buyer Parties may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by such breach (or alleged breach).

(b)                                 Seller agrees to indemnify Buyer Parties from and against the entirety of any Adverse Consequences any of Buyer Parties may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Buyer Parties may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by:

(i)                                     any Liability arising out of the ownership or operation of the Acquired Assets prior to the Closing Date (other than the Assumed Liabilities);

(ii)                                  any Liability of Seller or any Subsidiary for any Taxes for periods prior to Closing;

(iii)                               any services provided by Seller or a Subsidiary;

(iv)                              any Environmental Liabilities and Costs (A) arising from the ownership or operation of the Acquired Assets on or before the Closing Date, or (B) of or relating to the acts or omissions by Seller or a Subsidiary;

(v)                                 any Liability under any Employee Benefit Plans or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, employee option or profit-sharing plans or any other employee plans or benefits of any kind for Seller’s or any Subsidiary’s employees or former employees, or under any employment, severance, retention or termination agreement with any employee of Seller, any Subsidiary or any of their Affiliates;

(vi)                              any Liability arising out of or resulting from Seller’s or any Subsidiary’s compliance or non-compliance with any Law;

(vii)                           any other Excluded Liability (including any Liability of Seller or any Subsidiary that becomes a Liability of Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, under Environmental Laws, or otherwise by operation of Law).

8.3                               Indemnification Provisions for Benefit of Seller.

(a)                                 In the event Buyer breaches (or in the event any third party alleges facts that, if true, would mean Buyer has breached) any representations, warranties or covenants contained in this Agreement, and if there is an applicable survival period pursuant to Section 8.1, provided that any of Seller makes a written claim for indemnification against Buyer within the survival period, then Buyer agrees to indemnify Seller and Seller’s officers, managers, members, employees, agents and Affiliates (the “Seller Indemnified Parties”) from and against the entirety of any Adverse Consequences Seller Indemnified Parties may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Seller Indemnified Parties may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of or caused by such breach (or alleged breach).

(b)                                 Buyer agrees to indemnify Seller Indemnified Parties from and against the entirety of any Adverse Consequences Seller Indemnified Parties may suffer resulting from, arising out of, relating to, in the nature of or caused by any Assumed Liability.

(c)                                  Buyer agrees to indemnify Seller Indemnified Parties from and against the entirety of any Adverse Consequences any Seller Indemnified Parties may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Seller Indemnified Parties may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by:

(i)                                     any Liability arising out of the ownership or operation of the Acquired Assets or from and after the Closing Date,

(ii)                                  any Liability of Buyer for any Taxes for periods after Closing;

(iii)                               any services provided by Buyer; and

(iv)                              any Liability arising out of or resulting from Buyer’s compliance or non-compliance with any Law.

8.4                               Matters Involving Third Parties.

(a)                                 If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party in writing.  Delay on the part of the Indemnified Party in notifying any Indemnifying Party shall not relieve the Indemnifying Party from their obligation unless (and then solely to the extent) the Indemnifying Party is prejudiced.

(b)                                 Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c)                                  So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.4(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of theIndemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(d)                                 If any of the conditions in Section 8.4(b) is not or is no longer satisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorney fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

8.5                               Limitation of Liability.

(a)                                 Seller will not have any liability pursuant to Section 8.2 for any Adverse Consequences unless and until the aggregate amount of all such Adverse Consequences reaches Twenty Five Thousand Dollars ($ 25,000.00)(the “Threshold Amount”), in which event the Seller will be liable for indemnification pursuant to Section 8.2 for any amount in excess of the Threshold Amount up to the maximum amount set forth in Section 8.6(b).

(b)                                 The maximum liability of the Seller pursuant to Section 8.2 will not exceed Five Hundred Thousand Dollars ($500,000.00) (the “Indemnity Cap”).

(c)                                  Buyer will not have any liability pursuant to Section 8.3 for any Adverse Consequences unless and until the aggregate amount of all such Adverse Consequences exceeds the Threshold Amount, in which event Buyer will be liable for indemnification pursuant to Section 8.3 for the aggregate amount of all such Adverse Consequences in excess of the Threshold Amount, up to the Indemnity Cap. The maximum liability of Buyer pursuant to Section 8.2 will not exceed the Indemnity Cap.

(d)                                 The amount of any Adverse Consequences for which indemnification is provided under this Article 8 will be reduced by the insurance proceeds actually received by the Buyer Parties or the Seller Indemnified Parties with respect to such Adverse Consequences.

(e)                                  In no event will Seller or Buyer be liable for consequential, special, indirect, incidental, punitive or exemplary damages, costs, expenses, or losses (including, without limitation, lost profits and opportunity costs.

8.6                               Payment.

(a)                                 Any amounts due Buyer Indemnified Parties may be offset against the Revenue Assignment Note. Upon a determination of liability under this Article 8, the appropriate party will pay the Indemnified Party the amount so determined within five (5) Business Days after the date of such determination.  If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement the Indemnifying Party will nevertheless pay when due such portion, if any, of the obligation that is not subject to dispute.  The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Agreement and the portion, if any, theretofore paid will bear interest at the rate of seven percent (7.0%) per annum. Upon the payment in full of any claim, the Indemnifying Party will be subrogated to the rights of the Indemnified Party against any Person, firm, corporation or other entity with respect to the subject matter of such claim.

(b)                                 Prior to Closing Buyer and Seller shall mutually agree on a limit to the amount that can be offset against the Revenue Assignment Note.

8.7                               No Duplication.  Any liability for indemnification under this Article 8 will be determined without duplication for recovery because of the state of facts giving rise to the Adverse Consequences constitute a breach of more than one representation, warranty, covenant or agreement hereunder.

9.                                      Termination.

9.1                               Termination of Agreement.  The Parties may terminate this Agreement as provided below:

(a)                                 Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)                                 Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (i) in the event Seller or any Subsidiary has breached any material representation, warranty or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach and the breach has continued without cure or written waiver of the breach by Buyer for a period of 30 days after the notice of breach, or (ii) if the Closing will not have occurred on or before November 18, 2013, by reason of the failure of any condition precedent under Section 7.1 (unless the failure results primarily from Buyer itself breaching any representation, warranty or covenant contained in this Agreement) ); or (iii) if the Parties are not able to agree on allocation of the Purchase Price or Buyer has not agreed to Seller Disclosure Schedules by October 10, 2013; and

(c)                                  Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has breached any material representation, warranty or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach and the breach has continued without cure or written waiver of the breach by Seller for a period of 30 days after the notice of breach, or (ii) if the Closing will not have occurred on or before November 18, 2013, by reason of the failure of any condition precedent under Section 7.2 (unless the failure results primarily from Seller itself breaching any representation, warranty or covenant contained in this Agreement); or (iii) if the Parties are not able to agree on allocation of the Purchase Price or Buyer has not agreed to Seller Disclosure Schedules by November 15, 2013.

9.2                               Effect of Termination.  If any Party terminates this Agreement pursuant to Section 9.1, all rights and obligations of the Parties under this Agreement will terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach), except for any rights, obligations or agreements set forth in Section 6.4, which will survive any such termination indefinitely.

10.                               Miscellaneous.

10.1                        Press Releases and Public Announcements.  No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party.  Any Party may, however, make any public disclosure it believes in good faith is required by applicable Law.

10.2                        No Third-Party Beneficiaries.  This Agreement will not confer any rights or remedies upon any Person (including without limitation employees of or members of Seller) other than the Parties and their respective successors and permitted assigns.

10.3                        Entire Agreement.  This Agreement (including the documents referred to in this Agreement) and the Transaction Documents constitute the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter of this Agreement.

10.4                        Succession and Assignment.  This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests or obligations under this Agreement without the prior written approval of the other Party.  Buyer, however, may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (b) designate one or more of its Affiliates to perform its obligations under this Agreement (in any or all of which cases Buyer nonetheless will remain responsible for the performance of all of its obligations).

10.5                        Counterparts and Facsimile Signatures.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument, and by facsimile.

10.6                        Headings.  The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

10.7                        Notices.  All notices, requests, demands, claims and other communications under this Agreement will be in writing.  Any notice, request, demand, claim or other communication under this Agreement will be deemed duly given 2 business days after it is sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to Seller:

Health and Beyond LLC
7050 W Palmetto Pk. Rd # 15-554
Boca Raton, Fl 33433
Attention:  Dr. Larry Legunn, CEO

If to Buyer:

Intelligent Living Inc.
Attention:  Victoria Rudman, CEO
20801 Biscayne Blvd, Suite 403
Miami, FL 33180
E-mail: info@intelligentlivinginc.com

Any Party may send any notice, request, demand, claim or other communication to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving all other Parties notice in the manner set forth in this Agreement.

10.8                        Governing Law.  This Agreement will be governed by and construed in accordance with the domestic Laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Florida.

10.9                        Amendments and Waivers.  No amendment of any provision of this Agreement will be valid unless the same is in writing and signed by Buyer and Seller.  No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10                 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.11                 Expenses.  Buyer and Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the contemplated transactions.

10.12                 Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

10.13                 Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated by reference and are made a part of this Agreement.

10.14                 Specific Performance.  Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Party is entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement in any action instituted in any court of the United States or any state having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

10.15           Legal Authority. The Parties hereto acknowledge that they have legal and binding authority to enter into this Agreement.

SIGNATURES APPEAR ON THE NEXT PAGE

The Parties have executed this Agreement as of the date first above written.

BUYER:

INTELLIGENT LIVING INC.

By:	/s/ L. Joshua Eikov
Its:	CSO, Josh Eikov

SELLER:
THE Sandra Kasten LeGunn Trust as Owner of
Health and Beyond LLC

By:	/s/Sandra K. KeGunn
Its:	Trustee Sandra Kasten LeGunn

EXHIBIT A
Intellectual Properties List

Dr. Larry’s Generic Products

Pressure Norm	blood pressure support formula

Advanced HCG	Weight loss

Heart Helper	heart strengthening and reduce plaque

Neuro Ease	neurological support such as Parkinson’s Alzheimer’s, Dementia, MS, etc.

Metal Tox	remove heavy metals

Sweet Dreams	sleep

Gastric LG	gastric , ulcer leaky gut

Arthro-Assist	osteo and rheumatoid arthritis support

Cranberine	support bladder and urinary tract, acidify ph of urine

Betaine HCL	support for low stomach acid

Multi Mineral Complex\wo iron	Shift PH to alkaline

Bi Carb-	Shift PH acid, Stop food allergies

Pycnogenol	support capillary and connective tissue , changes double alkalinity in urine and saliva

Chrom Mate	Support of blood glucose metabolism, fat metabolism and low blood sugar

Hepato Thera	Support for liver detoxification and protective enzyme pathways. Helps to promote normal liver function

Theragest	Pancreatic Enzymes for digestion of fat, carbohydrates and protein

Magnesium Chelate	Aid in energy metabolism for protein metabolism, cardiac and muscle excitability, neurochemical transmission, insulin secretion and synthesis of carbohydrates, proteins and lipids

Alpha Ketoglutaric Acid	Assists in removal of ammonia from central nervous system.

Pyridoxal 5 phosphate	isomer of B6 used to decrease cellular permeability

Calcium Citrate	Used as catalyse for cellular decrease permeability

AntioxThera Pack	Antioxidant to slow down oxidative stress to heart and immune system

Borage Oil	Increases fluid output of kidneys

Ester C Bio	Decreases excessive fluid output from kidneys

Specialty products at this time:

Oxy-Cell	generates energy for the cell

Oxy- Colonease	oxygenation and cleansing of the colon

Dermis	support of hair skin and nails

Osseo	bone loss , osteoporosis

Allergen	allergy support formula

Canderill	yeast mold, fungus, vaginitis

Climateric	Menopause

Perk Up	energy booster

Relax	stress and anxiety

Focal Point	focus and concentration

Happy Go Lucky	Mood disorders

Immuno Stat	Immune Support

Prostical	Prostate problems

Thyrocal	Thyroid Underactive

Circulase	Circulatory Problems

Diabtrol	Diabetes

Flora	Probiotic

Exhibit B

Revenue Sharing Agreement

THIS REVENUE SHARING AGREEMENT (this “Agreement”), dated as of January 4, 2014, by and among Intelligent Living Inc. (the “Company”), and the Sandra Kasten LeGunn Trust,  a Florida trust (“SKLT”).

Whereas, the Company and SKLT have entered into an Asset Purchase and Subscription agreement of even date herewith; and

Whereas, The Company is acquiring Health and Beyond LLC., from SKLT and is assigning $100,000 of revenue to SKLT as payment in the Asset Purchase.

Now therefore, for $10 and other good and valuable consideration the sufficiency and receipt of which is hereby acknowledged, the Parties agree as follows:

1.             Revenue Share.

a.             The Company shall pay SKLT $100,000 from all sales of the Company, Health and Beyond LLC.

The Revenue Share shall commence on the transaction closing date and continue until December 31, 2014. The Revenue Share payment shall be disbursed SKLT on or before the 30th day of the month for those sales in the previous calendar month. The Revenue Share payment to SKLT shall be accompanied by a written statement (the "Revenue Share Statement") setting forth the calculations of the Revenue Share paid. If SKLT disputes any amounts shown in the Revenue Share Statement, SKLT shall notify the Company in writing of such dispute within thirty (30) days from the date of the Revenue Share Statement. The dispute statement shall include a general description of the dispute and documentation supporting SKLT’s position.

b.            The Company will retain at its principal place of business, for a period of three (3) years after the due date of each Revenue Share Statement all of the files, records and books of accounts prepared in the normal course of business which contain data reasonably required for the computation and verification of the amounts paid by the Company in connection with each such Revenue Share Statement. The Company will permit SKLT and its representatives, on reasonable notice, to audit at any reasonable times (but not more often than twice each fiscal year) all such files, records and books of accounts and to take extracts therefrom and make copies thereof for the purpose of verifying the correctness of the Revenue Share Statements provided by the Company hereunder. SKLT shall pay the cost of such audits. If any such audit reveals that the Company has underpaid SKLT, the Company will promptly pay SKLT the amount of the underpayment.

2.             Independent Entities: The Parties expressly acknowledge that the Parties hereto are independent entities and nothing contained in this Agreement shall be construed to create an agency, partnership, joint venture, employment, or any other relationship unless the Parties shall expressly provide to the contrary. Each Party shall be responsible for its own employees and expenses, including payment of all federal, state and local employment taxes.

3.             Indemnification: Company shall defend and indemnify SKLT, against any and all liabilities, claims, suits, other legal actions and proceedings, demands, damages, losses, costs and expenses of any kind or nature, including, without limitation, reasonable legal fees and expenses, arising out of or otherwise relating to the operation of the Company. In such event, Company shall within ten (10) business days of its receipt of the notice of the claim or demand, assume the entire control of the defense, compromise or settlement of the matter, including, at Company's expense, employment of counsel of Company's choice. SKLT shall reasonably cooperate with Company in the defense of any such claims.

4.             Miscellaneous.

(a)           Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be: (i) if to the Company, to: Intelligent Living Inc., 20801 Biscayne Blvd. Suite 403 Miami, FL 33180 Attn: Josh Eikov telecopier number: 888-201-1289, (ii) if to SKLT, to: Sandra Kasten LeGunn Trust, Attention Sandra Kasten LeGunn, c/o Health and Beyond LLC  7050 W Palmetto Pk. Rd # 15-554, Boca Raton, Fl 33433

(b)           Entire Agreement; Assignment.  This Agreement and other documents delivered in connection herewith represent the entire agreement between the parties hereto with respect to the subject matter hereof.  No right or obligation of the Company shall be assigned without prior notice to and the written consent of SKLT.

(c)           Amendments; Waivers; No Additional Consideration.  No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and SKLT.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

(d)           Counterparts/Execution.  This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.  This Agreement may be executed by facsimile signature and delivered by facsimile transmission.

(e)           Law Governing this Agreement.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Florida or in the federal courts located in Broward County, Florida.  The parties and the individuals executing this Agreement and other agreements referred to herein or delivered in connection herewith on behalf of the Company agree to submit to the jurisdiction of such courts and waive trial by jury.  The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.  In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

In Witness whereof the Parties hereto have affixed their signatures below on the date first set forth above.

Intelligent Living Inc.		The Sandra Kasten LeGunn Trust

By	/s/ L. Joshua Eikov	By:	/s/Sandra K. KeGunn
Name:	Josh Eikov	Name:	Sandra Kasten LeGunn
Title:	Chief Strategy Officer	Title:	Trustee

Exhibit C

Allocation of Purchase Price

The following outlines the basis of the Purchase Price within the Asset Purchase and Revenue Assignment.

$100,000 is being allocated out of the Revenue Assignment
$250,000 is being allocated to the Common Stock Issue of 35,000,000 shares @$.007 basis

Exhibit D

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into by and between INTELLIGENT LIVING INC., a wholly owned subsidiary of Intelligent Living Inc., organized under the laws of the State of Nevada (the “Company”), and Dr. Larry LeGunn , an individual (the “Executive”), effective as of January 4, 2014 (the “Effective Date”).

WITNESSETH:

WHEREAS, the Company desires to provide for the employment of Executive from and after the Effective Date, and has determined that it is in the best interests of the Company to employ Executive, subject to the terms and conditions of this Agreement; and

WHEREAS, the Executive desires to accept employment with the Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      EMPLOYMENT. The Company shall employ Executive on the terms and conditions set forth herein. Subject to earlier termination in accordance with Section 4 below, this Agreement shall continue in effect for a period of five (5) years, commencing from the Effective Date (the “Initial Term”).

2.                                      POSITION AND DUTIES. During such time as the Executive is employed with the Company (the “Employment Period”), the Executive shall serve in the position of Vice President and Head of Alternative Medicine for the Company and President of the Health and Beyond LLC subsidiary (the “Position”) reporting to the Chief Executive and Chief Strategy Officers of the company and shall have the normal duties, responsibilities and authority associated with or related to such Position, subject to the power and authority of the Board of Directors of the Company (the “Board”) to expand or limit such duties, responsibilities and authority and to override actions of the Executive. Notwithstanding the foregoing, the Executive shall have no authority to hire employees or engage consultants without the consent of the Board or incur expenses in excess of $5,000.00 without approval of the Board. The Executive shall report to the Board. The Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) exclusively to the business and affairs of the Company and any duty, task or responsibility assigned or given to the Executive by the Board, and the Executive shall perform these duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

2.1                               Outside Directorships. In the event the Executive is invited, solicited or otherwise asked to become a director, advisor or consultant for any entity or organization of any type or function whatsoever (other than INTELLIGENT LIVING INC. or its Subsidiaries, or any religious, charitable or civic organization), the Executive shall notify the Board in writing of such invitation, the entity or organization extending the invitation and the capacity to be served by the Executive for such entity or organization. The Board shall have the sole power and authority to authorize the Executive to accept such invitation based on such criteria and standards as the Board may determine, and the Executive shall not accept such invitation without the Board’s prior written consent, which consent shall not be unreasonably withheld.

2.2                               Delegation by Board. Whenever this Agreement calls for action on the part of the Board, the Board may delegate responsibility for the action to a duly appointed committee of the Board including, but not limited to the Compensation Committee of the Board, and the Executive agrees to treat, comply with and be bound by any action taken by such committee as if the Board had taken such action directly.

3.                                      COMPENSATION AND BENEFITS. During the Employment Period, Executive shall be paid or receive compensation and benefits as follows:

3.1                               Base Salary. The base salary for the Executive shall be $96,000.00  U.S. per year, or such other rate as the Board may designate from time to time (the “Base Salary”) subject to yearly increases to adjust for inflation, such increases to be effective as of each anniversary date of the date hereof (the “Determination Date”) based upon the most recently published consumer price index for U.S. City Average prior to each Determination Date. The Base Salary shall be payable in 26 installments per year and shall be subject to withholdings for applicable taxes and other legally-required or previously-agreed payroll deductions. The Executive’s performance shall be evaluated annually by the Board. Any future salary increases will be based on the Executive’s individual performance and will be approved by the Board in its sole discretion. Salary shall start when the Company attains a minimum of $1,000,000.00 (one million) in debt or equity funding and shall accrue until such time from the date of this signed Agreement.

3.2                               Incentive Compensation. For any fiscal year ending during the Employment Period, the Executive shall be entitled to a cash bonus in U.S dollars as determined by the board of directors however that such cash bonus shall not exceed $100,000  per year (the “Incentive Compensation”) for the first two years of this agreement. The Company shall pay to the Executive any earned Incentive Compensation on or about May 1 following the end of the fiscal year for which the Incentive Compensation was based; provided, that the Executive was employed in the Position as of that fiscal year end, and any such Incentive Compensation shall be subject to withholdings for applicable taxes and other legally-required or previously-agreed payroll deductions. Upon the first to occur of (i) the second anniversary of this date of this Agreement or (ii) the Company’s EBITDA for the previous twelve months exceeds Four Million Dollars($4,000,000.00), the Company and the Executive shall discuss the renegotiation of the Incentive Compensation.

3.3                               Medical, Dental and Other Benefits. The Executive shall be eligible to enroll and participate in any and all benefit plans provided to senior level executives, as modified, amended or terminated from time to time in accordance with the applicable policies or plan documents and which may include, but not be limited to, medical and dental coverage, life and disability insurance, retirement plans and deferred compensation plans. The premiums, costs and expenses for any benefit plans under which the Executive is participating shall be borne by the Executive and the Company in accordance with the Company’s policies related to such plans. The Executive shall receive 4 (four) weeks of paid vacation each year, which if not taken may not be carried forward to any subsequent year. The Executive shall not receive any compensation for any unused vacation days and upon termination of employment for any reason, any unused vacation days shall be forfeited. Any and all benefits provided for hereunder shall not be included in the definition of the term “Base Salary” as that term is used in this Agreement. All such benefits shall immediately cease and terminate upon the later of (1) the termination date of the Employment Period, (2) the expiration date of coverage under the terms of the applicable plan document, or (3) the expiration date of coverage for such benefits by the Company as described in Section 4; provided, that upon such termination, the Executive shall have the right to elect to continue any or all of such health benefits, programs or coverage, at his sole cost and expense, in accordance with and subject to the terms and limitations set forth in the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) and the regulations promulgated in connection therewith.

3.4                               Stock Grant/Options. The Company, grants a one-time signing bonus of 5,000,000 unregistered and restricted $0.0001 par value common stock to the Employee as compensation for signing this Agreement. The Company also anticipates that it will develop a stock option, equity or other benefit plan that applies to grants to the Company’s executives “Equity Program” in which Executive will be eligible to participate. The stock option, equity or other benefit plan shall be subject to the approval of the Board in its discretion and shall be offered and administered in accordance with applicable written agreement(s) and/or applicable plan documents.

3.5                               Business Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other pre-approved business expenses incurred by the Executive in the course of performing the duties of the Position. Those expenses shall be reimbursed in accordance with the standard policies and procedures of the Company in effect from time to time related to such reimbursable expenses.

4.                                      TERMINATION; EFFECTS OF TERMINATION. This Agreement may be terminated upon the occurrence of any of the following events; provided that the termination of this Agreement shall not affect either party’s ongoing obligations under this Agreement. Upon such termination, the rights of the Executive to receive monies and benefits from the Company shall be determined in accordance with this Section 4, and the Executive agrees that such monies and benefits are fair and reasonable and are the sole monies and benefits which shall be due to him under this Agreement from the Company in the event of termination.

4.1                               Termination Due to Death or Disability. This Agreement will automatically terminate in the event of the Executive’s death or Disability (as hereafter defined).

4.1.1                     Monies and Payments to the Executive. Upon termination in the event of the Executive’s death or Disability, the Executive (or as applicable, his designated beneficiary or personal representative or estate) shall be entitled to receive: (i) earned and unpaid Base Salary, unreimbursed business expenses due under Section 3.6 and any other benefits due under Section 3.3 or otherwise through the date of such termination and (ii) any life insurance, disability insurance or retirement plan benefits due under the terms of the applicable policies or plans. No other monies or benefits shall be payable or owed to the Executive (or as applicable, his designated beneficiary or personal representative or estate) under this Agreement. The monies described in (i) above shall be paid to the Executive (or as applicable, his designated beneficiary or personal representative or estate) in a lump sum on the Company’s next regular payday after the date of such termination and shall be subject to withholdings for applicable taxes and any other legally required or previously agreed payroll deductions. The monies described in (ii) above shall be paid to the Executive (or as applicable, his designated beneficiary or personal representative or estate) in accordance with the terms of the applicable plans. All payments described in this Section 4.1.1 shall be made in U.S. dollars.

4.1.2                     Disability Defined. For the purposes of this Agreement, the Executive shall be deemed to have terminated his employment by reason of “Disability”, if the Board shall determine that the physical or mental condition of the Executive prevents him from the normal performance of his duties as determined by the Board.

4.2                               By Company For Good Cause. Upon written notice to the Executive, the Company may immediately terminate this Agreement at any time during the Employment Period for “Good Cause” (as hereafter defined).

4.2.1                     Monies and Payments to The Executive. Upon termination for Good Cause, the Executive shall be entitled to receive earned and unpaid Base Salary, unreimbursed business expenses due under Section 3.6 and any other benefits due under Section 3.3 or otherwise through the date of such termination, and no other monies or benefits shall be payable or owed to the Executive under this Agreement. The monies described above shall be paid to the Executive in a lump sum on the Company’s next regular payday after the date of such termination and shall be subject to withholdings for applicable taxes and any other legally required or previously agreed payroll deductions. All payments described in this Section 4.2.1 shall be made in U.S. dollars.

4.2.2                     Good Cause Defined. If the Company terminates the Executive’s employment for any of the following reasons, the termination shall be for “Good Cause”:

(i) the Executive’s criminal conviction of a felony by a federal or state court of competent jurisdiction including any plea of guilty or no contest; (ii) an act of fraud, embezzlement, theft, dishonesty, disloyalty or moral turpitude relating to the Company; (iii) a failure to comply with the Company’s “Code of Ethics and Business Conduct” Policy; (iv) the Executive’s failure to follow a direct, reasonable and lawful order from the Company’s Board within the reasonable scope of the Position, which failure, if remediable, is not remedied within thirty (30) days after written notice to the Executive; (v) material breach of any written policy or procedure of the Company; or (vi) the failure by Executive to substantially perform his material duties, which failure, is not remedied within thirty (30) days after written notice to Executive.

4.3                               By Company Without Good Cause. Upon fifteen (15) days prior written notice to the Executive, the Company may terminate this Agreement at any time during the Employment Period without Good Cause.

4.3.1                     Monies and Benefits to The Executive. Upon termination without Good Cause, the Executive shall be entitled to receive: (i) earned and unpaid Base Salary, unreimbursed business expenses due under Section 3.6 and any other benefits due under Section 3.3 or otherwise through the date of such termination, and subject to his execution of a release of claims as described in Section 4.6; (ii) one and one-half (1½) times the aggregate of (x) the Base Salary plus (y) the Incentive Compensation earned but unpaid;(iii) any Incentive Compensation for the fiscal year in which such termination occurs pro-rated through the date of such termination; provided, however, the Executive shall not receive any portion of the Incentive Compensation under this Section 4.3.1(iii) unless the Board determines that the Executive would have been entitled to receive any Incentive Compensation for the fiscal year in which such termination occurred in accordance with Section 3.2; (iv) continuation of the medical and dental benefits described in Section 3.3 under which the Executive is participating as of the date of such termination for a period of eighteen (18) months from the date of such termination; provided that such continuation of benefits shall be pursuant to COBRA, with the Company paying such portions of the applicable premiums as it would have paid had the Executive continued to be a full-time active employee of Company for such period. Notwithstanding anything in this Section 4, however, the Company shall not be required to commence or continue any payment of monies or benefits other than those described in Section 4.3(i) above unless Executive executes a release of claims in a form acceptable to the Company or if the Executive attempts to rescind the release of claims he has executed or fails to comply with his ongoing obligations under this Agreement.

4.3.2                     Payment of Monies and Benefits. The payments described in Section 4.3.1(i) shall be paid to the Executive in a lump sum on the Company’s next regular payday after the date of such termination and shall be subject to withholdings for applicable taxes and any other legally required or previously agreed payroll deductions. Any payment described in Section 4.3.1(ii) shall be paid to the Executive in thirty-nine (39) equal installments on the Company’s regular bi-weekly paydays, commencing on the first regular payday that occurs eight (8) or more days after the Executive returns an executed copy of any release of claims provided by the Company, and continuing until fully paid, and shall be subject to withholdings for applicable taxes and any other legally required or previously agreed payroll deductions. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Any payment described in Section 4.3.1(iii) shall be payable in a lump sum on or before April 1 following the end of the fiscal year in which such termination occurred and shall be subject to withholdings for applicable taxes and any other legally required or previously agreed payroll deductions. Any benefits described in Section 4.3.1(iv) shall be provided in accordance with the terms of the applicable plans and in compliance with COBRA regulations. All payments described in Section 4.3.1(i) (ii) and (iii) shall be made in U.S. dollars.

4.4                               By The Executive for Good Reason. Upon thirty (30) days prior written notice, the Executive may terminate this Agreement at any time during the Employment Period for “Good Reason” (as hereafter defined and subject to the notice and cure periods hereafter described).

4.4.1                     Monies and Benefits to The Executive. Upon termination for Good Reason, the Executive shall be entitled to receive: (i) earned and unpaid Base Salary, unreimbursed business expenses due under Section 3.6 and any other benefits due under Section 3.3 or otherwise through the date of such termination or the date on which the Company terminates this Agreement during such thirty (30) day period; and, subject to his execution of a release of claims as described in Section 4.6; (ii) one and one-half (1½) times the aggregate of (x) the Base Salary plus (y) the Incentive Compensation earned but unpaid; (iii) any Incentive Compensation for the fiscal year in which such termination occurs pro-rated through the date of such termination; provided, however, the Executive shall not receive any portion of the Incentive Compensation under this Section 4.4.1(iii) unless the Board determines in good faith that the Executive would have been entitled to receive any Incentive Compensation for the fiscal year in which such termination occurred in accordance with Section 3.2; and (iv) continuation of the medical and dental benefits described in Section 3.3 under which the Executive is participating as of the date of such termination for a period of eighteen (18) months from the date of such termination; provided that such continuation of benefits shall be pursuant to COBRA, with the Company paying such portions of the applicable premiums as it would have paid had the Executive continued to be a full-time active employee of Company for such period. Notwithstanding anything in this Section 4, however, the Company shall not be required to commence or continue any payment of monies or benefits other than those described in Section 4.3(i) above unless Executive executes a release of claims in a form acceptable to the Company or if the Executive attempts to rescind the release of claims he has executed or fails to comply with his ongoing obligations under this Agreement.

4.4.2                     Payment of Monies and Benefits. The payments described in Section 4.4.1(i) shall be paid to the Executive on the Company’s next regular payday after the date of such termination and shall be subject to withholdings for applicable taxes and any other legally required or previously agreed payroll deductions. Any payment described in Section 4.4.1(ii) shall be paid to the Executive in thirty-nine (39) equal installments on the Company’s regular paydays, commencing on the first regular payday that occurs eight (8) or more days after the Executive returns an executed copy of any release of claims provided by the Company, and continuing until fully paid, and shall be subject to withholdings for applicable taxes and any other legally required or previously agreed payroll deductions. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Any payment described in Section 4.4.1(iii) shall be payable in a lump sum on or before April 1 following the end of the fiscal year in which such termination occurred and shall be subject to withholdings for applicable taxes and any other legally required or previously agreed payroll deductions. Any benefits described in Section 4.4.1(iv) shall be provided in accordance with the terms of the applicable plans and in compliance with COBRA regulations. All payments described in Section 4.4.1(i) (ii) and (iii) shall be made in U.S. dollars.

4.4.3                     Good Reason Defined. For purposes of this Agreement, “Good Reason” shall exist if, without the Executive’s express written consent, the Company: (i) reduces or decreases the Executive’s Base Salary or Incentive Compensation opportunity level from the level in effect on the Effective Date (or some subsequent higher level put into effect by the Board subsequent to the Effective Date), unless such reduction or decrease is in connection with an across-the-board reduction or decrease in the Base Salaries or Incentive Compensation opportunity levels of all the Company’s other senior level executives; (ii) materially reduces pay, reduces, decreases or diminishes the nature, status or duties and responsibilities of the Position from those in effect on the Effective Date, and such reduction, decrease or diminution is not reasonably related to or the result of an adverse change in the Executive’s performance of assigned duties and responsibilities; or (iii) hires an executive senior to the Executive at the Company. Notwithstanding the above, Good Reason shall not include the death, Disability or voluntary retirement of the Executive or any other voluntary action taken by or agreed to by the Executive related to the Position or his employment with the Company or its Subsidiaries. Further, Good Reason shall not include any of the events or conditions described in items (i), (ii) or (iii) above unless the Executive provides notice to the Company of the existence of the event or condition within ninety (90) days of the initial existence of the event or condition and, upon receipt of such notice, the Company has a period of at least thirty (30) days during which to cure the event or condition. If requested by the Company, the Executive shall continue to work exclusively for the Company during such thirty (30) day cure period; provided, however, the Company shall have the right, in its sole discretion, to terminate this Agreement at any time during such thirty (30) day cure period upon written notice to the Executive.

4.5                               By The Executive Without Good Reason. Upon fifteen (15) days prior written notice to the Company, the Executive may terminate this Agreement at any time during the Employment Period without Good Reason. If requested by the Company, the Executive shall continue to work exclusively for the Company during such fifteen (15) day period; provided, however, the Company shall have the right, in its sole discretion, to terminate this Agreement at any time during such fifteen (15) day period upon written notice to the Executive.

4.5.1                     Monies and Benefits to The Executive. The Executive shall be entitled to receive earned and unpaid Base Salary, unreimbursed business expenses due under Section 3.6 and any other benefits due under Section 3.3 or otherwise through the date of such termination or the date on which the Company terminates this Agreement during such fifteen (15) day period, and no other monies or benefits shall be payable or owed to the Executive under this Agreement. The monies described above shall be paid to the Executive in a lump sum on the Company’s next regular payday after the date of such termination and shall be subject to withholdings for applicable taxes and any other legally required or previously agreed payroll deductions.

4.6                               Execution of Release by the Executive. Except for payment of earned and unpaid Base Salary, unused and accrued vacation, unreimbursed business expenses due under Section 3.6 and any other benefits due under Section 3.3 or otherwise through the date of the Executive’s termination, the Company shall not be obligated to pay any portion of the monies and benefits described above, if any, unless the Executive shall have executed and delivered to the Company a release of any and all claims or causes of action against the Company, its parent company, the subsidiaries and affiliates thereof and successors and their respective shareholders, partners, member, directors, managers, officers, employees, agents and attorneys, arising out of or related to any act or omission which occurred on or prior to the date on which the Executive’s employment was terminated, in form and substance satisfactory to the Company within 60 days of the Executive’s date of termination. Such release shall also include other provisions including mutual non disparagement, and Executive’s agreement not to disclose confidential information, Executive’s agreement to cooperate with ongoing business matters and litigation, a waiver of reemployment and a release by the Company to Executive.

4.7                               Section 409A. This Agreement is intended to comply with Internal Revenue Code Section 409A and related U.S. Treasury regulations or pronouncements (“Section 409A”) and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Section 409A. Any reference to an Executive’s termination of employment shall mean a cessation of the employment relationship between the Executive and the Company which constitutes a “separation from service” as determined in accordance with Section 409A of the Internal Revenue Code and related regulations. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on his date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Internal Revenue Code, then the payments and benefits under this Agreement that are subject to Section 409A and paid by reason of a termination of employment shall be made or provided (subject to the last sentence hereof) on the later of (A) the payment date set forth in this Agreement, or (B) the date that is the earliest of (i) the expiration of the six-month period measured from the date of the Executive’s termination of employment or (ii) the date of the Executive’s death, if applicable (the “Delay Period”). Payments subject to the Delay Period shall be paid to the Executive without interest for such delay in payment. Notwithstanding the foregoing provisions of Sections 4.3.1, 4.4.1, or 4.5.1, the continued health coverage available to Executive and, if applicable, to Executive’s dependents, pursuant to the Company’s payment of COBRA continuation coverage premiums, shall be provided by the Company in a manner such that the Executive will not be taxable on any reimbursements for medical benefits to or on behalf of Executive and, if applicable, to or on behalf of Executive’s dependents. In addition, such health coverage shall be provided at no cost to Executive; provided, however, that if the Company reasonably determines, based on the advice of its legal counsel, that Executive must be taxed on the Company’s actual cost of providing the COBRA continuation coverage to Executive (the “Coverage Cost”) to avoid causing Executive to be taxed on such reimbursements relating to such health coverage, the Company and Executive agree that the Company will deliver timely to Executive appropriate tax information returns to cause Executive to include the Coverage Cost in Executive’s income. If the health coverage provided to Executive under Sections 4.3.1, 4.4.1, or 4.5.1 of this Agreement is subject to the provisions of Section 409A of the Code at any relevant time, (A) payment or reimbursement of health expenses shall be made on or before December 31 of the year following the year in which such expenses are incurred, (B) Executive’s right to payment or reimbursement of such expenses shall not be subject to liquidation or exchange for any other benefit, and (C) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the amount of expenses eligible for payment or reimbursement in any other calendar year, except as may be required to comply with limitations included in the arrangement under which such health coverage is provided.

4.8                               Conditions of Reimbursement. With respect to any reimbursement of expenses of or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Internal Revenue Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

5.            POST-EMPLOYMENT DUTIES. For a period of one (1) year following the termination of this Agreement, the Executive shall: (i) fully and truthfully cooperate and assist the Company, its parent corporation and their subsidiaries, affiliates or successors, to the fullest extent possible, in any and all issues, matters, legal proceedings or litigation related to or associated with the business, management or operation of or any other matter involving the Company, its parent corporation or their subsidiaries, affiliates or successors in any way or of any nature whatsoever arising from, related to or connected with any period in which the Executive was employed by or otherwise provided services to the Company, its parent corporation, or their subsidiaries, affiliates  or successors or in which the Executive has or may have past knowledge, information or experience or applicable expertise, and (ii) fully cooperate, assist, participate and work with the Company or its subsidiaries or successors on any and all issues or matters for which the Company or its parent corporation or the subsidiaries or affiliates thereof or successors may reasonably seek the Executive’s cooperation, assistance, participation, involvement or consultation. Such assistance shall be provided at such times and dates which shall not unreasonably interfere or conflict with the Executive’s then current employment or non-profit or charitable services. The Company or its successor shall reimburse the Executive for any and all costs and expenses reasonably incurred by the Executive in providing such assistance in accordance with the standard policies and procedures of the Company or its successor in effect from time to time related to such reimbursable expenses.

6.            CONFIDENTIAL INFORMATION. The Company agrees that during the course of and in connection with the Executive’s employment with the Company, the Company will provide and the Executive agrees to accept access to and knowledge of Confidential Information (as hereafter defined). Confidential Information may include but is not limited to business decisions, plans, procedures, strategies and policies, legal matters affecting the Company, its parent corporation and the subsidiaries and affiliates thereof and their respective businesses, personnel, customer records information, trade secrets, bid prices, evaluations of bids, contractual terms and arrangements (prospective purchases and sales), pricing strategies, financial and business forecasts and plans and other information affecting the value or sales of products, goods, services or securities of the Company or its subsidiaries, marketing strategies, vendor and supplier information, and personal information regarding employees (collectively, the “Confidential Information”). The Executive acknowledges and agrees the Confidential Information is and shall remain the sole and exclusive property of the Company or such parent corporation or their subsidiaries or affiliates. The Executive shall not disclose to any unauthorized person, or use for the Executive’s own purposes, any Confidential Information without the prior written consent of the Board, which consent may be withheld by the Board at its sole discretion, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of the Executive’s acts or omissions. The Executive agrees to maintain the confidentiality of the Confidential Information after the termination of the Executive’s employment; provided, further, that if at any time the Executive or any person or entity to which the Executive has disclosed any Confidential Information becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, the Executive shall provide the Company with prompt, prior written notice of such requirement so the Company, in its sole discretion, may seek a protective order or other appropriate remedy and/or waive compliance with the terms hereof. In the event that such protective order or other remedy is not obtained or the Company waives compliance with the provisions hereof, the Executive shall ensure that only the portion of the Confidential Information which the Executive or such person is advised by written opinion of the Company’s counsel that the Executive is legally required to disclose is disclosed, and the Executive further covenants and agrees to exercise reasonable efforts to obtain assurance that the recipient of such Confidential Information shall not further disclose such Confidential Information to others, except as required by law, following such disclosure. In addition the Executive covenants and agrees to deliver to the Company upon termination of this Agreement, and at any other time as the Company may request, any and all property of the Company including, but not limited to, keys, computers, credit cards, company car, memoranda, notes, plans, records, reports, computer tapes, printouts and software, Confidential Information in any form whatsoever, and other documents and data (and copies thereof) and relating to the Company or any subsidiary which he may then possess or have under his control or to which the Executive had access to or possession of in the course of such employment.

7.                                      PROTECTION OF OTHER BUSINESS INTERESTS.

7.1                               Additional Protection of Confidential Information. For and in consideration of the benefits set forth in this Agreement as well as for in consideration of the Asset Purchase Agreement between the Company and Health and Beyond LLC (the “Purchase Agreement”) of which these restrictive covenants are integral part, the Company and Executive agree to the non-competition provisions of this Section 7. Further, the Executive agrees that due to the Executive’s knowledge of the Confidential Information, the Executive would inevitably use and/or disclose that information, in breach of the Executive’s confidentiality and non-disclosure obligations under this Agreement, if the Executive worked in certain capacities or engaged in certain activities for a period of time following the termination of the Executive’s employment relationship with the Company, specifically in the position which involved either (i) responsibility and decision-making authority or input at the executive level regarding any subject, or (ii) responsibility or decision-making authority or input at any management level in the Executive’s individual area of assignment with the Company, or (iii) responsibility or decision-making authority or input that otherwise allows for the use of the Confidential Information for the benefit of any person (including the Executive) or entity that competes with the Company. Therefore, if the Executive is terminated by the Company pursuant to Section 4.2 or if the Employee terminates this Agreement pursuant to Section 4.5, the Executive agrees not to be employed by, consult for or otherwise act on behalf of any person or entity (without regard to geographic location) for a business that competes with the Company, its parent corporation or the subsidiaries or affiliates thereof for a period of 36 months following such termination. If the Executive is terminated by the Company pursuant to Section 4.1 or 4.3 or if the Employee terminates this Agreement pursuant to Section 4.4, the Executive agrees not to be employed by, consult for or otherwise act on behalf of any person or entity (without regard to geographic location) for a business that competes with the Company, its parent corporation or the subsidiaries or affiliates thereof for a period of 18 months following such termination.  The Executive acknowledges that this commitment is intended to protect the Confidential Information and to protect the Company’s goodwill and the goodwill of its parent corporation and the subsidiaries and affiliates thereof.

7.2                               Reasonableness of Restriction. The Company has attempted to place the most reasonable limitations on the Executive’s subsequent business activities as are necessary to protect the Confidential Information and the Company’s goodwill, and the Executive agrees that such restrictions are reasonable. To accommodate the Executive in obtaining subsequent employment, the Company may, in its discretion, grant a waiver of one or more of the restrictions or subsequent business activities described in Section 7.1. A request for a waiver shall be in writing and must be received by the Company at least thirty (30) days before the proposed commencement date of the restricted position for which the Executive is seeking a waiver. The request must include the full name and address of the organization with or for which the Executive proposes to perform the restricted occupation, the title to be held or capacity to be occupied by the Executive and a complete description of the responsibilities, decision-making authority and duties the Executive expects to perform in such restricted occupation. If the Company decides to grant a waiver in its sole discretion, the waiver may be subject to such restrictions and conditions as the Company may impose. Also, the granting of such waiver shall not be deemed to make the Confidential Information public and the Confidential Information shall remain confidential. Further, except as specifically provided in the waiver, the Executive’s obligations of confidentiality and non-disclosure under this Agreement shall continue in full force and effect.

7.3                               Protection of Other Business Relationships. The Executive understands that the Executive’s position with the Company is one of trust and confidence and that he has an obligation to protect the Company’s assets, including its investment in the training of its other employees, both during and following his employment relationship. Therefore, the Executive agrees that for twenty-four (24) months following his employment with the Company, the Executive will not, directly or indirectly on behalf of any person (including the Executive) or entity, solicit any of the employees of the Company, its parent corporation, their subsidiaries or their affiliates or successors to cease employment with the Company, its parent corporation, their subsidiaries or their affiliates or successors.

7.4                               Future Employment. If Executive in the future seeks or is offered employment, or any other position or capacity with another company or entity that competes with the Company as set forth in this Agreement, Executive agrees to inform each new employer or entity, before accepting employment, of the existence of the restrictions contained in Section 7. Further, before taking any employment position with any person during the non-competition period, Executive agrees to give prior written notice to Company of the name of such person or entity. Company shall be entitled to advise such person or entity of the provisions of Section 7 and to otherwise deal with such person or entity to ensure that the provisions of Section 7 are enforced and duly discharged.

7.5                               Tolling of Restrictive Periods. If the Executive violates any of the restrictions contained in Section 7, the restrictive periods shall be suspended and will not run in favor of the Executive until such time as the Executive cures the violation to the satisfaction of Company.

7.6                               Materiality and Conditionality of Section. The provisions of Section 7 are material to this Agreement and the Purchase Agreement. Executive’s agreement to strictly comply with Section 7 is a precondition for the Company and Intelligent Living Inc. entering into the Purchase Agreement, Executive’s entering into this Agreement and for receipt of payments and other incentives. Whether or not Section 7 or any portion thereof has been held or found invalid or unenforceable for any reason whatsoever by a court, and, transfer or other constituted legal authority of competent jurisdiction, upon any violation of Section 7 or any portion thereof, or upon a finding that a violation would have occurred if such Section 7 or any portion thereof were enforceable, the Executive and Company agree that: (i) neither the Company nor its parent corporation or any subsidiary or affiliate thereof shall have any obligation to make any further payments to Executive of any nature; and (ii) the Company shall be entitled to receive the full value of any payments which were previously made to the Executive in the previous twelve (12) months, as well as the value of any equity awards that may have vested during the past twelve (12) months from the date of the Executive’s termination, for any reason, to the date on which a court or arbitration panel held or found the non-compete article to have been violated; (iii) the Executive’s interest in any post-termination payment pursuant to Sections 4.2, 4.3,4.4,and  4.5 of this Agreement shall automatically lapse and be forfeited; (iv) Company shall have no obligation to make any further payments to Executive under the terms of Sections 4.2, 4.3, 4.4, and 4.5 of the Employment Agreement; and (v) the Company shall be entitled to receive the full value of any payments which were previously made to the Executive pursuant to Sections 4.2, 4.3, 4.4, and 4.5 of the Employment Agreement in the previous twelve (12) months.

8.                                      ARBITRATION. Should any dispute arise relating to the meaning, interpretation, enforcement or application of this Agreement, the dispute shall be settled in Texas, in accordance with the terms, conditions and requirements described or contained in the Rules of the American Arbitration Association governing individual employee agreements, and all costs of such arbitration shall be borne by the Company. Each party shall bear its own attorneys’ fees except in the situation that Texas law provides that the prevailing party shall be entitled to recover its fees.

The Executive and the Company acknowledge that their employment relationship and this Agreement relate to interstate commerce and agree that any disputes, claims or controversies between the Executive and the Company or any subsidiary which may arise out of the Executive’s employment relationship with Company and/or this Agreement shall be settled by arbitration. Any arbitration shall be in accordance with the Rules of the American Arbitration Association governing individual employee agreements and shall be undertaken pursuant to the Federal Arbitration Act. Arbitration will be held before a single arbitrator in Texas unless the Executive and the Company mutually agree on another location. The decision of the arbitrator will be enforceable in any court of competent jurisdiction. Attorneys’ fees, punitive, liquidated or indirect damages shall not be awarded by the arbitrator unless such damages would be awarded by a court of competent jurisdiction applying the relevant law. The arbitrator shall have the authority to award injunctive or other equitable relief.

9.                                      NOTICES. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address indicated below:

To the Executive:	Health and Beyond LLC 7050 W Palmetto Pk. Rd # 15-554 Boca Raton, Fl 33433
Attn: Dr. Larry LeGunn

To Company:	Intelligent Living Inc. 20801 Biscayne Blvd. Suite 403 Miami, FL 33180 Attn: Josh Eikov, Chief Strategy Officer

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

10.                               GOVERNING LAW. Except as provided in Section 8, all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. In furtherance of the foregoing and except as provided in Section 7, the internal law of the State of Florida shall control the interpretation and construction of this Agreement, even though under the jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

11.                               SEVERABILITY. Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant or provision of this Agreement. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, that provision shall be deemed limited by construction in scope and effect to the minimum extent necessary to render it valid and enforceable, and, in the event that a limiting construction is impossible, the invalid or unenforceable provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

12.                               AMENDMENTS; MODIFICATIONS. Neither this Agreement nor any term or provision in it may be changed, waived, discharged, rescinded or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of the change, waiver, discharge, rescission or termination is sought.

13.                               WAIVER. No failure on the part of either party to this Agreement to exercise, and no delay in exercising, any right, power or remedy created under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by either party to this Agreement to any breach of, or default in, any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition of this Agreement. The terms and provisions of this Agreement, whether individually or in their entirety, may only be waived in writing and signed by the party against whom or which the enforcement of the waiver is sought.

14.                               SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefits of the successors, assigns, heirs, legatees, devisees, executors, administrators, receivers, trustees and representatives of the Executive and the Company and its parent corporation and the subsidiaries and affiliates thereof and their respective successors, assigns, administrators, receivers, trustees and representatives.

15.                               HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.                               COUNTERPARTS. This Agreement may be executed in counterparts, each of which is deemed to be an original and both of which taken together constitute one and the same agreement.

17                                  FEES AND EXPENSES. All costs and expenses incurred by either party in the preparation and negotiation of this Agreement shall be borne solely by the party incurring such expense without right of reimbursement.

18.                               FURTHER ASSURANCES. The Executive and the Company covenant and agree that each will execute any additional instruments and take any actions as may be reasonably requested by the other party to confirm or perfect or otherwise to carry out the intent and purpose of this Agreement.

19.                               CONSTRUCTION. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Executive and the Company, and no presumption or burden of proof shall arise favoring or disfavoring either by virtue of the authorship of any of the provisions of this Agreement.

20.                               SURVIVAL. The Executive and the Company agree that the terms and conditions of Sections 4 through 15 (inclusive), 19, 20 and 21 shall survive and continue in full force and effect, notwithstanding any expiration or termination of the Employment Period or this Agreement.

21.                               ENTIRE AGREEMENT. This Agreement contains and constitutes the entire agreement between the Executive and the Company and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, between the Executive and the Company or its subsidiaries relating to the subject matter hereof in any way.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

SIGNATURES APPEAR ON NEXT PAGE

Intelligent Living Inc.	Dr. Larry LeGunn

/s/ Dr. Larry LeGunn	/s/ L. Joshua Eikov
L. Joshua Eikov, Chief Strategy Officer	Dr. Larry LeGunn

January 4, 2013	January 4, 2013
Date	Date

FORMULARY ROYALTY AGREEMENT

This AGREEMENT dated as of January 4, 2013 is made by and between Intelligent Living, Inc. a Nevada Public corporation, having its principal place of business at 20801 Biscayne Blvd., Suite 403, Miami, FL 33180 (ILIV) and The  Sandra Kasten LeGunn Trust  as the Seller of  Health and Beyond LLC , a Florida Trust, having its principal place of business at 7050 W Palmetto Pk. Rd # 15-554, Boca Raton, Fl 33433 (KLT).

Introduction

KLT has developed and may own copyright and patent rights to certain nutraceutical formulary technology (as defined below). ILIV desires to license from KLT the right to develop, market, make, use, and sell certain alternative medicinal formulations which are applied to humans through the use of the nutraceutical formulary technology. In consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ILIV and KLT agree as follows:

I. Definitions

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

I.1. " nutraceutical formulary technology " means any technology owned or licensable by KLT which relates to devices or compositions for the nutritional and alternative medicinal treatment of various conditions.

I.2. "KLT Patent Rights" means all patents and patent applications (which for all purposes of this Agreement shall be deemed to include certificates of invention, applications for certificates of invention, and utility models) throughout the world, covering or relating to the nutraceutical formulary technology, including any substitutions, extensions, reissues, reexaminations, renewals, divisions, continuations, or continuations-in-part, which KLT owns or controls, and under which KLT has the right to grant sublicenses to ILIV, as of the date of this Agreement and thereafter including, but not limited to, U.S. Patent No. 1. All current patents and patent applications in the KLT Patent Rights are listed in Schedule A.

I.3. "KLT Technology Rights" means all technical information owned or possessed by KLT as of the date of this Agreement and thereafter, whether patentable or otherwise, relating to the nutraceutical formulary technology, which information is necessary or useful for ILIV and its sublicensees to develop, manufacture, use, and/or sell Licensed Products hereunder.

I.4. "Confidential Information" means all materials, trade secrets, or other information, including, without limitation, proprietary information and materials (whether or not patentable) regarding a Party's technology, products, business information, or objectives, which is designated as confidential in writing by the disclosing Party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such material, trade secret, or other information is disclosed by the disclosing Party to the other Party. Notwithstanding the foregoing to the contrary, materials, trade secrets, or other information which is orally or visually disclosed by a Party, or is disclosed in writing without an appropriate letter, stamp, or legend, shall constitute Confidential Information if the disclosing Party, within thirty (30) days after such disclosure, delivers to the other Party a written document or documents describing the materials, trade secrets, or other information and referencing the place and date of such oral, visual, or written disclosure and the names of the persons to whom such disclosure was made.

I.5. "Field" means the human topical delivery of ointment formulations, including but not limited to human topical delivery to the skin, intranasal cavities, and ears, but excluding oral cavity.

I.6. "Licensed Products" means a product which, or the manufacture, use, or sale of which, is covered by a Valid Claim of any of the KLT Patent Rights in the country where the product is manufactured, used or sold and/or embodies any KLT Technology Rights.

I.7. "Net Sales" shall mean the gross amount actually received by ILIV on sales of Licensed Products, less: (a) credits or allowances, if any, actually granted; (b) discounts actually allowed; (c) freight, postage, and insurance charges and additional special packaging charges; and (d) customs duties, and excises, sales, taxes, duties or other taxed imposed upon and paid with respect to such sales (excluding what is commonly known as income taxes). In the case of any Licensed Products supplied to ILIV by KLT, "Net Sales" shall mean the amount as defined in the preceding sentence, less the amount paid by ILIV to KLT for KLT to supply the Licensed Products.

I.8. "Party" means ILIV or KLT; "Parties" means ILIV and KLT.

I.9. "Valid Claim" means a claim of any unexpired United States or foreign patent or patent application which shall not have been withdrawn, canceled, or disclaimed, nor held invalid by a court of competent jurisdiction in an unappealed or unappealable decision.

II. License

II.1. License. Subject to the payment of the royalties provided in Article III and the fulfillment of the other terms and conditions of this Agreement, KLT hereby grants to ILIV a worldwide, exclusive license under all of the KLT Patent Rights and KLT Technology Rights, including the right to sublicense any or all of such rights, to make, have made, use, have used, sell, and have sold the nutraceutical formulary technology in the Field.

II.2. Assistance. KLT shall provide ILIV with all information related to the KLT Patent Rights and KLT Technology Rights as may be known or possessed by KLT and as may be reasonably necessary for ILIV to exploit the licenses granted in Section 2.1., including any materials related to the acquisition of any government approvals for the Licensed Products. KLT shall provide ILIV with reasonable technical assistance in connection with such transfer of the information related to the KLT Patent Rights and KLT Technology Rights.

III. License Fees and Royalties

III.1. Royalties.

(a) ILIV shall pay to KLT, during the applicable term described in Section 3.1(b) below, a royalty of 10% percent on all Net Sales on non-specialty products and 20% on specialty products by ILIV of Licensed Products covered via the Asset Purchase Agreement of Health and Beyond.

(b) The obligation of ILIV to pay royalties on sales of Licensed Products covered by the Asset Purchase Agreement and future products shall discontinue upon the discontinuation or stop of product sales at the sole discretion of ILIV.

(c) In no event shall more than one royalty be due KLT for any Licensed Product sold by ILIV.

(d) Upon the expiration of the royalty obligations of Section 3.1(a) in accordance with Section 3.1(b) for all or any portion of the KLT Patent Rights, the licenses granted pursuant to Section 2.1 shall become, with respect to such KLT Patent Rights and the KLT Technology Rights, or portion thereof, fully paid.

III.2. Testing Fees. ILIV shall pay to KLT a flat fee of $30 (thirty) per Bio-Nutritional Test panel that is processed and paid for by a client.

IV. Representations, Warranties, and Covenants

IV.1. Representations and Warranties of KLT. KLT hereby represents and warrants that: (i) KLT has the authority to grant to ILIV all of the rights granted hereunder; (ii) KLT owns or controls all rights to the KLT Patent Rights and the KLT Technology Rights; and (iii) KLT is unaware of any rights superior to KLT's in the ILIV Technology which would prevent ILIV from fully exercising the rights licensed to it herein.

IV.2. Covenant of ILIV. ILIV hereby covenants and agrees to use reasonable efforts to develop, and obtain all necessary regulatory approvals for, and commercialize certain formulations which can be delivered to humans through Licensed Products. In the event that ILIV breaches its obligations under this Section 4.2, ILIV shall not be liable for any damages or other compensation as a result thereof, and KLT' sole and exclusive remedy shall be the termination of this Agreement pursuant to Section 7.2.

V. Intellectual Property Rights

V.1. Ownership. ILIV shall own the entire right, title, and interest in and to all KLT Patent Rights and KLT Technology Rights as per the Asset Purchase Agreement of Health and Beyond LLC.

V.2. Right of ILIV to Prosecute Applications. KLT agrees that during the term of this Agreement, KLT shall provide ILIV with copies of all substantive communications to and from patent offices regarding applications or patents relating to the nutraceutical formulary technology promptly after the receipt thereof. Copies of proposed substantive communications to such patent offices shall be provided to ILIV in sufficient time before the due date in order to enable KLT an opportunity to comment on the content thereof. KLT shall use reasonable efforts to incorporate ILIV's comments into any substantive communications. KLT shall timely notify ILIV (but in no event less than 30 days prior to the expiration of any priority rights period) if it intends not to seek patent protection on the nutraceutical formulary technology in any country, and ILIV shall have the right, at its expense and in KLT' name, to file, prosecute, maintain, and enforce in such country patents relating to the nutraceutical formulary technology.

V.3. Assistance. KLT shall provide to ILIV or ILIV's authorized attorneys, agents, or representatives reasonable assistance as necessary for ILIV to exploit its right under Section 5.2 to file, prosecute, maintain and enforce patent applications and patents. KLT shall use its best efforts to have signed all legal documents necessary to file, prosecute, maintain, and enforce patent applications or patents at no charge to ILIV.

V.4. Infringement:

(a) Each Party shall promptly report in writing to each other Party during the term of this Agreement any: (i) known infringement or suspected infringement of any of the KLT Patent Rights in the Field; or (ii) unauthorized use or misappropriation of the KLT Technology Rights in the Field by a third party of which it becomes aware, and shall provide each other Party with all available evidence supporting said infringement, suspected infringement or unauthorized use or misappropriation. Within 30 days after KLT becomes, or is made, aware of any of the foregoing, it shall decide whether or not to initiate an infringement or other appropriate suit and shall advise ILIV of its decision in writing. The inability of KLT to decide on a course of action within such 30 day period shall for purposes of this Agreement be deemed a decision not to initiate an infringement or other appropriate suit.

(b) Within sixty (60) days after KLT becomes, or is made, aware of any infringement, suspected infringement or unauthorized use or misappropriation by a third party in the Field, as provided in paragraph (a) above, and provided that KLT shall have advised ILIV of its decision to file suit within the 30 day period provided in paragraph (a) above, KLT shall have the right to initiate an infringement or other appropriate suit anywhere in the world against such third party. KLT shall provide ILIV with an opportunity to make suggestions and comments regarding such suit and shall promptly notify ILIV of the commencement of such suit. KLT shall keep ILIV promptly informed of, and shall from time to time consult with ILIV regarding, the status of any such suit and shall provide ILIV with copies of all documents filed in, and all written communications relating to, such suit.

(c) KLT shall select counsel for any suit referred to in paragraph (b) above who shall be reasonably acceptable to ILIV. KLT shall, except as provided below, pay all expenses of the suit, including, without limitation, attorneys' fees and court costs. ILIV, in its sole discretion, may elect, within 60 days after the receipt by ILIV from KLT of notice of the commencement of such litigation, to contribute to the costs incurred by KLT in connection with such litigation in an amount not to exceed 50 percent of such costs. Any damages, settlement fees or other consideration for past infringement received as a result of such litigation shall be shared by KLT and ILIV pro rata based on their respective sharing of the costs of such litigation. If necessary ILIV shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is required as the result of being a named party to the suit. ILIV shall have the right to participate and be represented in any suit by its own counsel at its own expense. KLT shall not settle any such suit involving rights of ILIV without obtaining the prior written consent of ILIV, which consent shall not be unreasonably withheld.

(d) In the event that KLT does not inform ILIV of its intent to initiate an infringement or other appropriate suit within the 30-day period provided in paragraph (a) above, or does not initiate such an infringement other appropriate action within the 60-day period provided in paragraph (b) above, ILIV shall have the right, at its expense, to initiate an infringement or other appropriate suit. In exercising its rights pursuant to this paragraph (d), ILIV shall have the sole and exclusive right to select counsel and shall pay all expenses of the suit including without limitation attorneys' fees and court costs. If necessary, KLT shall join as a party to the suit and shall participate only to the extent that such participation is required as a result of its being a named party to the suit or being the holder of any patent at issue or being the owner of any KLT Technology Rights at issue. At ILIV's request, KLT shall offer reasonable assistance to ILIV in connection therewith at no charge to ILIV except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance. Without limiting the generality of the preceding sentence, KLT shall cooperate fully in order to enable ILIV to institute any action hereunder. KLT shall have the right to be represented in any such suit by its own counsel at its own expense.

V.5. Claimed Infringement:

(a) In the event that a third party at any time provides written notice of a claim to, or brings an action, suit or proceeding against, any Party or any of their respective affiliates or sublicensees, claiming infringement of its patent rights or copyrights or unauthorized use or misappropriation of its technology, based upon an assertion or claim arising out of the development, manufacture, use or sale of Licensed Products, such Party shall promptly notify each other Party of the claim or the commencement of such action, suit or proceeding, enclosing a copy of the claim and/or all papers served. At the request of ILIV, KLT shall provide to ILIV advice regarding the technical merits of any such claim.

(b) KLT shall defend ILIV at KLT' cost and expense, and will indemnify and hold harmless ILIV, from and against any and all claims, losses, costs, damages, fees and expenses arising out of or in connection with the infringement or alleged infringement by a Licensed Product of any United States or foreign patent, copyright, trade secret or other intellectual property right of any third party and any settlements relating thereto, provided that KLT shall have sole control and authority with respect to the defense or settlement of any such claim or action and ILIV shall cooperate fully with KLT in the defense or settlement of any such claim or action. In the event that any Licensed Product becomes, or in KLT's opinion is likely to become, the subject of a claim of infringement of any United States or foreign patent, copyright, trade secret or other intellectual property right of any third party, KLT may at its option either secure for ILIV the right to continue using the Licensed Product, replace or modify the Licensed Product to make it non-infringing without impairment of function or if neither of the foregoing alternatives is reasonably available to KLT, terminate ILIV's rights and licenses to the Licensed Product under this Agreement and refund to ILIV all amounts paid by ILIV to KLT depreciated on a five year straight line basis.

(c) The provisions of Section 5.5(b) notwithstanding, KLT shall not have any liability under Section 5.5(b) to the extent that any infringement or claim results from: (i) use of the Licensed Product in combination with some other product or pharmaceutical formulation not supplied by KLT where the Licensed Product itself would not be infringing; or (ii) modifications of the Licensed Product where the Licensed Product, if not modified by or for ILIV, would not be infringing.

(d) Except as otherwise provided in this paragraph (d), if ILIV or any of its sublicensees, in order to operate under or exploit the license granted under Article II of this Agreement in any country, must, in ILIV's or its sublicensee's reasonable judgment, make payments to one or more third parties to obtain a license or similar right under a patent or other technology in the absence of which Licensed Products could not legally be developed, manufactured, used, marketed or sold in such country, such third party payments shall reduce and be set off against the royalty payments or sublicense fees otherwise due to KLT in such country. Any payments by ILIV or any of its sublicensees to one or more third parties to obtain a license or similar right under a patent or other technology pertaining to a pharmaceutical formulation being delivered by Licensed Products shall not reduce or be set off against the royalty payments or sublicense fees due to KLT. During the course of negotiations between ILIV or any of its sublicensees and such third party, KLT shall render to ILIV and Agent's sublicensees reasonable assistance as necessary for ILIV or any of its sublicensees to secure such license or similar right. The negotiation and final terms of such license or similar right shall be in the sole discretion of ILIV and its sublicensees.

(e) This Section 5.5 states the entire responsibility of KLT under this Agreement in the case of any claimed infringement or violation of any third party's rights or unauthorized use or misappropriation of any third party's technology.

VI. Confidential Information

VI.1. Treatment of Confidential Information. Each Party hereto shall maintain the Confidential Information of the other party in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure (except to the extent required to use or distribute Licensed Products) of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, sublicensees, or agents.

VI.2. Release from Restrictions. The provisions of Section 6.1 shall not apply to any Confidential Information disclosed hereunder which:

(a) was known or used by the receiving Party prior to its date of disclosure to the receiving Party, as evidenced by the prior written records of the receiving Party; or

(b) either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party by sources other than the disclosing Party rightfully in possession of the Confidential Information; or

(c) either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public, other than through the sale of Licensed Products in the ordinary course, through no fault or omission on the part of the receiving Party or an affiliated party; or

(d) is independently developed by or for the receiving Party without reference to or reliance upon the Confidential Information; or

(e) is required to be disclosed by the receiving Party to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the receiving Party provides prior written notice of such disclosure to the other party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

VII. Termination

VII.1. Term. This Agreement shall remain in effect until terminated in accordance with the provisions of this Article VII.

VII.2. Termination for Breach. ILIV shall be entitled to terminate this Agreement by written notice to KLT in the event that KLT shall be in default of any of its obligations hereunder and shall fail to remedy any such default within 60 days after notice thereof by ILIV. KLT shall be entitled to terminate this Agreement by written notice to ILIV in the event that ILIV shall be in default of any of its obligations hereunder and shall fail to remedy any such default within 60 days after notice thereof by KLT. Upon termination of this Agreement pursuant to this Section 7.2, no Party shall be relieved of any obligations incurred prior to such termination.

VII.3. Survival of Obligations; Return of Confidential Information. Notwithstanding any termination of this Agreement, the obligations of the Parties with respect to the protection and nondisclosure of Confidential Information (Article VI) and product liability indemnification (Section 8.1), as well as any other provisions which by their nature are intended to survive any such termination, shall survive and continue to be enforceable. Upon any termination by ILIV pursuant to Section 7.2, the license granted pursuant to Section 2.1 shall survive and shall be deemed full paid. Upon any termination of this Agreement pursuant to Section 7.2, each Party shall promptly return to each other Party all written Confidential Information, and all copies thereof, of such other Party.

VIII. Miscellaneous

VIII.1. Product Liability Indemnification. The Party manufacturing the Licensed Products under this Agreement (the "Manufacturing Party" or "Indemnifying Party") shall defend the other Party (the "Indemnified Party") at the Manufacturing Party's cost and expense, and will indemnify and hold harmless the Indemnified Party, from and against any and all claims, losses, costs, damages, fees, or expenses arising out of or in connection with the manufacture or design of the Licensed Products (other than claims based on infringement or misappropriation), including, but not limited to, any actual or alleged injury, damage, death, or other consequence occurring to any legal or natural person or property, as a result, directly or indirectly, of the possession, use or consumption of any Licensed Products, claimed by reason of breach of warranty, negligence, product defect, or other similar cause of action, regardless of the form in which any such claim is made. The Party distributing the Licensed Products under this Agreement (the "Distributing Party" or "Indemnifying Party") shall defend the other Party (the "Indemnified Party") at the Distributing Party's cost and expense, and will indemnify and hold harmless the Indemnified Party, from and against any and all claims, losses, costs, damages, fees, or expenses arising out of or in connection with the commercialization, marketing or sale of the Licensed Products (other than claims based on infringement or misappropriation), including, but not limited to, any actual or alleged injury, damage, death, or other consequence occurring to any legal or natural person or property, as a result, directly or indirectly, of the possession, use or consumption of any Licensed Products, claimed by reason of breach of warranty, negligence, product defect or other similar cause of action, regardless of the form in which any such claim is made. In the event of any such claim against an Indemnified Party, such Indemnified Party shall promptly notify the Indemnifying Party in writing of the claim and the Indemnifying Party shall manage and control, at its sole expense, the defense of the claim and its settlement. The Indemnified Party shall cooperate with the Indemnifying Party and may, at its option and expense, be represented in any such action or proceeding. The Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party's written authorization.

VIII.2. Reports and Payments. ILIV shall deliver to KLT within 60 days after the end of each calendar quarter a written report showing its computation of royalties and fees due under this Agreement for such calendar quarter. Simultaneously with the delivery of each such report, ILIV shall tender payment of all amounts shown to be due thereon. The royalty payments and sublicense fees due on sales in currencies other than U.S. dollars shall be calculated using the appropriate exchange rate for such currency quoted by the Citibank foreign exchange desk on the close of business on the business day immediately preceding the date of such report. All amounts due under this Agreement shall be paid to KLT in United States dollars (U.S. $) by wire transfer to an account in a United States bank designated by KLT, or in such other form and/or manner as KLT may reasonably request. During the term of this Agreement, KLT shall have the right from time to time (not to exceed once during each calendar year) to have an independent certified public accountant inspect, during normal business hours, and upon reasonable advance notice (not less than 72 hours), such books, records and other supporting data of ILIV as may be necessary to verify ILIV's computation of royalties and sublicense fees due under this Agreement.

VIII.3. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida.

VIII.4. Waiver. The waiver by any Party of a breach or a default of any provision of this Agreement by any other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

VIII.5. Notices. Any notice or other communication in connection with this Agreement must be in writing and if by mail, by certified mail, return receipt requested, and shall be effective when delivered to the addressee at the address listed below or such other address as the addressee shall have specified in a notice actually received by the addressor.

If to ILIV:	Intelligent Living Inc.
20801 Biscayne Blvd.
Suite 403
Miami, FL 33180
Attn: Josh Eikov, Chief Strategy Officer

If to KLT:	The Sandra Kasten LeGunn Trust c/o
Health and Beyond LLc  7050 W Palmetto Pk. Rd # 15-554, Boca Raton, Fl 33433
Attn: Sandra Kasten LeGunn, Trustee

VIII.6. No Agency. Nothing herein shall be deemed to constitute ILIV, on the one hand, or KLT, on the other hand, as the agent or representative of the other, or as joint venturers or partners for any purpose. Neither ILIV, on the one hand, nor KLT, on the other hand, shall be responsible for the acts or omissions of the other. No Party will have authority to speak for, represent or obligate the other Party in any way without prior written authority from such other Party.

VIII.7. Entire Agreement. This Agreement and the Schedules hereto (which Schedules are deemed to be a part of this Agreement for all purposes) contain the full understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings and writings relating thereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the Parties.

VIII.8. Headings. The headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

VIII.9. Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected.

VIII.10. Assignment. No Party to this Agreement may assign its rights or obligations hereunder without the prior written consent of each other Party; provided, however, that each Party may assign its rights and obligations hereunder without the prior written consent of the other Party in connection with the sale of all or substantially all of the business or assets of the assigning Party relating to the development, manufacture, use, or sale of Licensed Products.

VIII.11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns.

VIII.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of such together shall constitute one and the same instrument.

VIII.13. Force Majeure. No Party to this Agreement shall be responsible to the other Party for nonperformance or delay in performance of the terms or conditions of this Agreement due to acts of God, acts of governments, war, riots, strikes, accidents in transportation, or other causes beyond the reasonable control of such Party.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names by their properly and duly authorized officers or representatives as of the date first above written.

ILIV		KLT

/s/Sandra K. KeGunn		/s/ L. Joshua Eikov

By:	Sandra Kasten LeGunn	By:	L. Joshua Eikov
	Chief Strategy Officer		Trustee for the Sandra Kasten LeGunn Trust

Schedule A

Intellectual Property as Per Asset Purchase of Health and Beyond LLC

Dr. Larry’s Generic Products

Pressure Norm	blood pressure support formula

Advanced HCG	Weight loss

Heart Helper	heart strengthening and reduce plaque

Neuro Ease	neurological support such as Parkinson’s Alzheimer’s, Dementia, MS, etc.

Metal Tox	remove heavy metals

Sweet Dreams	sleep

Gastric LG	gastric , ulcer leaky gut

Arthro-Assist	osteo and rheumatoid arthritis support

Cranberine	support bladder and urinary tract, acidify ph of urine

Betaine HCL	support for low stomach acid

Multi Mineral Complex\wo iron	Shift PH to alkaline

Bi Carb-	Shift PH acid, Stop food allergies

Pycnogenol	support capillary and connective tissue , changes double alkalinity in urine and saliva

Chrom Mate	Support of blood glucose metabolism, fat metabolism and low blood sugar

Hepato Thera	Support for liver detoxification and protective enzyme pathways. Helps to promote normal liver function

Theragest	Pancreatic Enzymes for digestion of fat, carbohydrates and protein

Magnesium Chelate	Aid in energy metabolism for protein metabolism, cardiac and muscle excitability, neurochemical transmission, insulin secretion and synthesis of carbohydrates, proteins and lipids

Alpha Ketoglutaric Acid	Assists in removal of ammonia from central nervous system.

Pyridoxal 5 phosphate	isomer of B6 used to decrease cellular permeability

Calcium Citrate	Used as catalyse for cellular decrease permeability

AntioxThera Pack	Antioxidant to slow down oxidative stress to heart and immune system

Borage Oil	Increases fluid output of kidneys

Ester C Bio	Decreases excessive fluid output from kidneys

Specialty products at this time:

Oxy-Cell	generates energy for the cell

Oxy- Colonease	oxygenation and cleansing of the colon

Dermis	support of hair skin and nails

Osseo	bone loss , osteoporosis

Allergen	allergy support formula

Canderill	yeast mold, fungus, vaginitis

Climateric	Menopause

Perk Up	energy booster

Relax	stress and anxiety

Focal Point	focus and concentration

Happy Go Lucky	Mood disorders

Immuno Stat	Immune Support

Prostical	Prostate problems

Thyrocal	Thyroid Underactive

Circulase	Circulatory Problems

Diabtrol	Diabetes

Flora	Probiotic